UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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AvidXchange Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
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AvidXchange Holdings, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 3:00 p.m. Eastern time on Thursday, June 22, 2023

Dear Stockholders of AvidXchange Holdings, Inc.:

We cordially invite you to attend the 2023 annual meeting of stockholders (the “Annual Meeting”) of AvidXchange Holdings, Inc., a Delaware corporation (“we”, the “Company” or “AvidXchange”), which will be held on Thursday, June 22, 2023 at 3:00 p.m. Eastern time at our offices located at 1210 AvidXchange Lane, Charlotte, NC, 28206, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class II directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

3.	To approve, on a non-binding adivisory basis, the compensation of the Company’s named executive officers;

4.	To approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes on the compensation of the Company’s named executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

You will be able to vote and ask questions during the meeting. If you need directions to the Annual Meeting so that you may attend in person, please see the “About AvidXchange” pages of our website for a map of our Charlotte, NC location or contact Investor Relations at AvidIR@icrinc.com. As always, we encourage you to vote your shares prior to the Annual Meeting either by telephone, Internet or by proxy card to help make this meeting format as efficient as possible.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their stockholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow a company to provide its stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Most of our stockholders will not receive printed copies of our proxy materials unless requested, but instead will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 28, 2023 with instructions on how they may access and review our proxy materials on the Internet and how they may cast their vote via the Internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the Notice that is being sent to you.

Our board of directors has fixed the close of business on April 24, 2023 as the record date for the Annual Meeting. Only stockholders of record on April 24, 2023 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure that your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

We appreciate your continued support of AvidXchange.

By order of the Board of Directors,

Michael Praeger

Chief Executive Officer and Chairman of the Board

Charlotte, North Carolina

April 28, 2023

AVIDXCHANGE HOLDINGS, INC.

PROXY STATEMENT

FOR

2023 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement (this “Proxy Statement”) and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2023 annual meeting of stockholders (the “Annual Meeting”) of AvidXchange Holdings, Inc., a Delaware corporation (the “Company” or “AvidXchange”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Thursday, June 22, 2023, at 3:00 p.m. Eastern time at our offices located at 1210 AvidXchange Lane, Charlotte, NC, 28206. The Notice containing instructions on how to access this Proxy Statement and our annual report is first being mailed on or about April 28, 2023 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this Proxy Statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 28, 2023 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address or emailed to you, please follow the instructions for requesting the materials in the Notice that is being sent to you.

What matters am I voting on?

You will be voting on:

•	the election of three Class II directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

•	a proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

•	a proposal to approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes on the compensation of the Company’s named executive officers; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR ALL” in connection with the election of J. Michael McGuire, Asif Ramji, and Sonali Sambhus as Class II directors of the Company;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

•	“FOR” the non-binding advisory approval of the compensation of the Company’s named executive officers; and

•	For “One Year” as the frequency of future advisory stockholder votes to approve the compensation of the Company’s named executive officers.

What if another matter is properly brought before the meeting?

Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 24, 2023, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 201,039,253 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card, vote live at the Annual Meeting, or vote by proxy through the Internet or by telephone. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you should follow your broker’s procedures for obtaining a legal proxy to vote your shares of our common stock live at the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, only “For” votes will affect the outcome, and any shares not voted “For” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For All,” “Withhold All” or “For All Except” with respect to the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. A broker has discretionary power to vote shares without instruction from the beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Thus, broker non-votes are not expected on this proposal.

•

Proposal No. 3: The non-binding advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast for or against this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 4: The non-binding advisory vote on the frequency of future advisory stockholder votes—whether every one year, two years, or three years—that receives the affirmative support of a majority of the votes cast will be deemed to be the frequency preferred by the stockholders. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” each proposed frequency. If no option receives the support of a majority of the votes cast, no preference will have been approved by our stockholders.

What are the effects of abstentions, withheld votes and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares or withholds votes as to a particular proposal, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions or withheld votes to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. Votes withheld have no effect on Proposal 1 (election of directors), as the three directors that receive the highest number of votes will be elected. Abstentions are considered votes present and entitled to vote on Proposals 2 and 3, and thus, will have the same effect as a vote “Against” such proposals. Abstentions are considered votes present and entitled to vote on Proposal 4, and thus, will have the same effect as a vote “Against” each proposed frequency set forth in Proposal 4.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote or votes cast. A broker has discretionary power to vote shares without instruction from the beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Thus, broker non-votes are not expected on that proposal. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, and as a result broker non-votes will have no effect on the outcome of Proposals 3 and 4. Broker non-votes on the election of directors, which is considered a non-routine matter, will have no effect because they are not considered votes cast, and the three directors that receive the highest number of votes will be elected.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our second amended and restated bylaws (“Bylaws”) and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. On the record date, there were 201,039,253 shares outstanding and entitled to vote. Thus, the holders of at least 100,519,627 shares must be present in person or represented by proxy at the meeting to have a quorum. Abstentions, withheld votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on June 21, 2023 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 21, 2023 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	in person via ballot during the Annual Meeting. You may still attend the meeting and vote in person even if you have already voted by proxy.

If you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you need to obtain a legal proxy from your broker, bank or other nominee in order to vote your shares in person in the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying the Corporate Secretary of AvidXchange, in writing, at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206; or

•

attending and voting via ballot at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). You may still attend the meeting and vote in person even if you have already voted by proxy.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and not disclosed to the Company unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Joel Wilhite and Ryan Stahl have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. Proxies may be solicited on our behalf by our Directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Your broker will not have discretion to vote on Proposal Nos. 1, 3, and 4, as they are considered “non-routine” matters, or any other proposals that are considered “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:

AvidXchange Holdings, Inc.

Attention: Investor Relations

1210 AvidXchange Lane

Charlotte, NC 28206

(646) 677-1892

AvidIR@icrinc.com

We encourage stockholders to contact us by telephone or e-mail instead of physical mail to help ensure timely receipt of any request for proxy materials.

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than the close of business on December 30, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

AvidXchange Holdings, Inc.

Attention: Corporate Secretary

1210 AvidXchange Lane

Charlotte, NC 28206

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our notice of such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board of directors or any duly authorized committee thereof or (iii) properly brought before such meeting by an eligible stockholder in accordance with the procedures set forth in our Bylaws. To be timely for the 2024 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 23, 2024; and

•	not later than the close of business on March 24, 2024.

In the event that we hold the 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

If an eligible stockholder who has notified us of his, her, their, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, their, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and such other statements and information required by our Corporate Governance Guidelines and should be directed to our Corporate Secretary at the address of our principal executive office.

Our Bylaws also permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws and our Corporate Governance Guidelines. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our Bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

Universal Proxy

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 23, 2024.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2024 annual meeting. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our board of directors. Our board of directors consists of nine directors, all of whom, other than Michael Praeger, qualify as “independent” under the listing standards of the Nasdaq Global Select Market (“Nasdaq”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the names, ages as of April 24, 2023, and certain other information for each of the members of our board of directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Directors with Terms Expiring at the Annual Meeting/ Nominees

J. Michael McGuire (1)(2)(3)	II	64	Director	2021	2023	2026

Asif Ramji (2)(4)	II	50	Director	2022	2023	2026

Sonali Sambhus (2)(3)	II	48	Director	2022	2023	2026

Continuing Directors

Lance Drummond (2)(4)	I	68	Director	2021	2025	2025

Matthew Harris* (1)(2)	III	50	Director	2015	2024	2024

James Hausman (1)(3)(4)	I	66	Director	2002	2025	2025

Teresa Mackintosh (1)(2)(3)	III	50	Director	2021	2024	2024

Wendy Murdock (3)(4)	I	70	Director	2019	2025	2025

Michael Praeger	III	55	Chief Executive Officer, Chairman of the Board	2000	2024	2024

*	Lead Independent Director

(1)	Member of the Nominating and Corporate Governance Committee

(2)	Member of the Human Capital and Compensation Committee

(3)	Member of the Audit Committee

(4)	Member of Risk Management Committee

Nominees for Director

J. Michael McGuire. Mr. McGuire has served as a member of our board of directors since October 2021. Mr. McGuire served as the Chief Executive Officer of Grant Thornton LLP, an accounting firm, from January 2015 through February 2019, and as Chief Executive Officer Emeritus from March 2019 until February 2020, when he retired. Prior to joining Grant Thornton, he led various teams for 20 years at Arthur Andersen, a former accounting firm. Mr. McGuire currently sits on the board of directors of Akoustis Technologies, Inc. (NASDAQ: AKTS), an acoustic wave technology manufacturer, and has previously served on a number of non-profit boards, including those in business, universities and education, technology, arts, and community. Mr. McGuire received his BS degree in Business Administration, Accounting and Management Information Systems from Bowling Green State University and is a Certified Public Accountant. We believe Mr. McGuire is qualified to serve on our board of directors due to his extensive auditing expertise with 25 years of experience as an audit partner.

Asif Ramji. Mr. Ramji has served as a member of our board of directors since December 2022. Mr. Ramji is the Founder and Chief Executive Officer at Venture Worx (a private advisory and investment firm) and previously served as the Chief Growth Officer and Chief Product Officer at FIS (NYSE: FIS) from February 2020 to May 2021. Prior to joining FIS, he led teams in an executive capacity at Worldpay (NYSE: WP), Vantiv (NYSE: VNTV), and Paymetric. Mr. Ramji currently serves on the board of directors of Cartica Acquisition Corporation, Aurora Payment Solutions, Trevipay, HungerRush, TeamSnap, Blankfactor, Tax Status, Global Claims Services and has served on the board of directors of State Bank and Trust from November 2017 to December 2018, Paymetric from October 2011 to May 2017, Patientco from October 2020 to August 2021, Stax from October 2015 to December 2017 and GiveWorx from February 2018 to June 2022. Mr. Ramji sits on several charitable and civic boards of directors, including Children’s Healthcare of Atlanta Foundation and the Woodruff Alliance Theater. He was a 2017 National EY Entrepreneur of the Year for Financial Services award winner. Mr. Ramji has over 20 years of leadership experience in investing in, operating, and scaling companies. He attended Simon Fraser University as well as holds executive certifications in Managing Teams for Innovation & Success and Strategic Negotiation from Stanford University Graduate School of Business and Harvard Business School, respectively. We believe Mr. Ramji is qualified to serve on the Board due to his extensive fintech and payment solutions experience as well as his experience in operating and scaling companies.

Sonali Sambhus. Ms. Sambhus has served as a member of our board of directors since December 2022. Ms. Sambhus was head of the Developer & ML (machine learning) Platform at Block, Inc. (formerly Square, NYSE: SQ) from April 2019 to November 2022 and previously served on the Board of Directors at CommonBond.co, a fintech lending company, from April 2021 to July 2022. She has over 20 years of experience in spearheading technology strategies and innovations across diverse industries. Previously, she held executive roles at realtor.com (Nasdaq: NWSA) from January 2017 to March 2019 and Vuclip, Inc. (acquired by PCCW Limited, OTCMKTS: PCCWY) from August 2015 to July 2016. Ms. Sambhus was also the co-founder of 10jumps Inc., which was acquired by Saggezza Inc. Before 10jumps, she spent more than a decade at Cisco Systems, where she was a founding member of Cisco’s collaboration business. Ms. Sambhus received her M.S. in Computer Engineering from Rutgers University in 1999 and has earned a graduate certificate from The George Washington University School of Business. She was recognized as one of the “Top 50 Women in 2020” by The Top 100 Magazine and holds a Fintech Frameworks certification from the University of California, Berkeley. We believe Ms. Sambhus is qualified to serve on the Board due to her extensive technological experience in engineering and product development.

Continuing Directors

Lance Drummond. Mr. Drummond has served as a member of our board of directors since October 2021. Mr. Drummond is an executive-level business leader with multi-industry experience. Mr. Drummond Served as the part-time Executive-in-Residence at Christopher Newport University from September 2015 until May 2017. He retired from TD Canada Trust, a commercial bank, in January 2015, where he was Executive Vice President of Operations and Technology since 2011. Prior to joining TD Canada Trust, from 2009 to 2011, Mr. Drummond was Executive Vice President of Human Resources and Shared Services at Fiserv, Inc., a global fintech and payments company, where he oversaw the company’s shared services, including Fiserv’s Global Services employees in India and Costa Rica. Before joining Fiserv, Mr. Drummond was the Global Consumer and Small Business Banking eCommerce/ATM executive at Bank of America. Prior to his eCommerce/ATM role, he was the Service and Fulfillment Operations executive for Global Technology and Operations. Mr. Drummond sits on several boards of directors, including serving as a member of the Board of Governors of the Financial Industry Regulatory Agency (FINRA) and Chair of the Audit Committee, a member of the board of directors at the Federal Home Loan Mortgage Corporation (Freddie Mac) and Chair of the Compensation and Human Capital Committee, and a member of the board of directors of United Community Banks, Inc. (NASDAQ: UCBI) and Chair of the Nominations and Governance Committee. Mr. Drummond earned a BS degree in Business Management from

Boston University, an MBA degree from the Simon Business School at the University of Rochester, and an MS degree in Management Science from MIT. We believe Mr. Drummond is qualified to serve on our board of directors due to his extensive experience in the operations and technology space and public company board experience.

Matthew Harris. Mr. Harris has served as a member of our board of directors since July 2015. Mr. Harris joined Bain Capital Ventures in September 2012 to lead the New York City office, where he currently serves as a Partner. Mr. Harris focuses on business services companies, with a particular interest in financial services. Mr. Harris has served as a member of the board of directors of Flywire Corporation (NASDAQ: FLYW), a global payments enablement and software company, since January 2015. He was previously a member of the board of directors of BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (d/b/a Billtrust)) (NASDAQ: BTRS), a provider of cloud-based software and integrated payment processing solutions, until December 2022. Prior to joining Bain Capital Ventures, Mr. Harris founded Village Ventures, Inc., an early-stage venture capital firm focused on the media and financial services sectors, and served as Managing Director from January 2000 to September 2012. Mr. Harris received a BA degree in Political Economy from Williams College. We believe Mr. Harris is qualified to sit on our board of directors due to his extensive experience as an investor and board member of a variety of fintech companies.

James (Jim) Hausman. Mr. Hausman has served as a member of our board of directors since July 2002. Mr. Hausman previously served as our Interim Chief Financial Officer from April 2014 to June 2015. Mr. Hausman is a Certified Public Accountant and has 18 years of experience as the chief financial officer for a public, and several private, telecommunications companies. Mr. Hausman began his career at Price Waterhouse, which later became PricewaterhouseCoopers. He has a BS degree in Accounting from the University of Kentucky. We believe Mr. Hausman is qualified to serve on our board of directors due to his extensive experience as chief financial officer of a public company, and due to his extensive knowledge of our Company.

Teresa Mackintosh. Ms. Mackintosh has served as a member of our board of directors since October 2021. Ms. Mackintosh has served as the Chief Executive Officer of Trintech, a computer software company, since February 2016, and has more than 25 years of experience in the accounting, tax and finance functions of global companies. Prior to joining Trintech, Ms. Mackintosh served as Chief Executive Officer of Wolters Kluwer Tax and Accounting US from October 2013 to January 2016. Ms. Mackintosh received a BBA degree and an MBA from the University of Michigan and is a former Certified Public Accountant. We believe Ms. Mackintosh is qualified to serve on our board of directors due to her experience as an executive officer and her experience serving in oversight roles for accounting and software companies.

Wendy Murdock. Ms. Murdock has served as a member of our board of directors since September 2019. Ms. Murdock has over 30 years of experience as a manager and director in the global financial services industry. Ms. Murdock served as the Chief Product Officer of Mastercard Worldwide from 2005 to 2009, where she was responsible for innovation, development, go-to-market strategy and commercialization of all Mastercard products targeted at consumers, corporations/governments, and merchants. She subsequently served from 2009 to 2012 as Mastercard Worldwide’s Chief Payment Systems Integrity Officer with responsibility for leading the company’s anti-fraud, information, and cyber security programs. Ms. Murdock serves as a member of the board of directors of Iron Mountain Incorporated (NYSE: IRM), a storage and information management services company, and previously served from 2013 to 2016 on the board of Recall Holdings Limited (a public unlisted company), a digital and physical information management services company. She has also served as a member of the board of directors for USAA Federal Savings Bank since December 2013 and USAA Savings Bank since April 2016. Since 2016, Ms. Murdock has served on the board of La Caisse de dépôt et placement du Québec, a large institutional pension fund, acting as Chair of the Governance and Ethics Committee since 2020. Ms. Murdock received a BA degree in French Canadian Studies from McGill University and an MBA degree from the University of Western Ontario. We believe Ms. Murdock is qualified to serve on our board of directors due to her extensive experience as a senior finance executive, including as the chief product officer of one of the world’s largest financial services companies.

Michael Praeger. Mr. Praeger is cofounder of AvidXchange and has served as our Chief Executive Officer and as Chairman of our board of directors since April 2000. Mr. Praeger also served as our President from December 2010 to January 2023. Mr. Praeger has spent the last 28 years managing technology and web services-related companies. Prior to establishing AvidXchange, Mr. Praeger co-founded PlanetResume.com, a technology career enhancement and recruiting site that successfully completed its merger with CareerShop.com in November 1999. Prior to that, Mr. Praeger co-founded and served as Chief Executive Officer of InfoLink Partners, a software company specializing in automating the tax billing and collection functions for municipalities along with corporate escheat recovery services. Mr. Praeger received a BSBA degree in Finance from Georgetown University. We believe Mr. Praeger is qualified to serve on our board of directors due to his extensive knowledge of our Company, as well as his significant operational and strategic expertise.

Composition of Our Board of Directors

The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and on an ad hoc basis as required. Our board of directors currently consists of nine directors. Our restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution approved by a majority of our board of directors. In accordance with our restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms are expiring will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our restated certificate of incorporation. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Hausman and Drummond and Ms. Murdock, and their terms will expire at our annual meeting of stockholders to be held in 2025;

•	the Class II directors are Messrs. McGuire and Ramji and Ms. Sambhus, and their terms will expire at the Annual Meeting; and

•	the Class III directors are Messrs. Praeger and Harris and Ms. Mackintosh, and their terms will expire at our annual meeting of stockholders to be held in 2024.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The board of directors recognizes that the division of our board of directors into three classes with staggered three-year terms may have the effect of delaying or preventing changes in control of our Company. The board of directors also recognizes and maintains that responses to unsolicited offers must account for the Company’s status as a regulated and licensed money transmitter with significant cash resources on its balance sheet. In light of these significant cash resources, the board of directors believes that the class structure with its staggered three-year terms assists the board of directors in protecting the interests of the Company’s shareholders in the event of an unsolicited offer for the Company. Because of the additional time required to effectuate a change in control of the board, the board of directors believes that our class structure encourages dialogue and discourages interest from potential parties who may place more value on the Company’s cash assets than its business model or operations.

Director Independence

Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of our board of directors as a listed company. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, human capital and compensation and corporate governance and nominating committees be independent. Audit committee members and human capital and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director with that listed company.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the human capital and compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a human capital and compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships and stock ownership, our board of directors has determined that each of Messrs. Drummond, Harris, Hausman, McGuire, and Ramji and Mses. Mackintosh, Murdock, and Sambhus do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. Mr. Praeger is not independent under Nasdaq’s independence standards.

In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related-Party Transactions.” There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The board of directors has no set policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. Currently, Mr. Praeger serves as Chairman of the Board and Chief Executive Officer. Mr. Harris serves as our lead independent director. The board of directors believes that this overall structure of a Chairman of the Board and Chief Executive Officer, combined with a lead independent director, results in an effective balancing of responsibilities, experience and independent perspectives that meets the current corporate governance needs and oversight responsibilities of the board of directors.

A number of factors support the leadership structure chosen by the Board, including, among others, Mr. Praeger’s extensive knowledge of all aspects of the Company and its business, its risks, its industry, and its customers. This knowledge enables Mr. Praeger to effectively elevate the most critical business issues for consideration by our board of directors. In turn, Mr. Praeger’s combined role is counterbalanced and enhanced by the oversight and independence of our board of directors and the leadership provided by our lead independent director and independent committee chairs.

As lead independent director, Mr. Harris presides over executive sessions of our independent directors and serves as a liaison between our Chief Executive Officer and Chairman of the Board and our independent directors. He also performs such additional duties as our board of directors may otherwise determine and delegate. In addition, each of our board committees is comprised of independent directors that provide strong independent leadership for each of these committees. Our independent directors generally meet in executive session after each regular meeting of the board of directors. At each such meeting, the presiding director for each executive session of our board of directors is an independent or non-employee director. Our board of directors will continue to evaluate this leadership structure on an ongoing basis based on factors such as the experience of the applicable individuals and the current business environment.

Board Meetings and Committees

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of nine members.

During our fiscal year ended December 31, 2022, our board of directors held five meetings, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

Although our corporate governance guidelines do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Those who do attend are expected to answer appropriate questions from stockholders. All nine of our directors attended our 2022 annual meeting.

Our board of directors has established an Audit Committee, a Human Capital and Compensation Committee, a Nominating and Corporate Governance Committee, and a Risk Management Committee. The composition and responsibilities of each of the committees of our board of directors are described below. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted in the investor relations portion of our website at www.avidxchange.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available or accessible through our website, and you should not consider it to be a part of this Proxy Statement. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our Audit Committee consists of Messrs. Hausman and McGuire and Mses. Mackintosh, Murdock, and Sambhus. Our board of directors has determined that each member of the Audit Committee satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our Audit Committee is Mr. Hausman. Our board of directors has determined that Mr. Hausman is an “Audit Committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each Audit Committee member’s scope of experience and the nature of their employment.

The primary purpose of our Audit Committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

obtaining a formal written statement from the independent registered public accounting firm delineating all relationships between us and such firm and actively engaging in dialogue with such firm with respect to any disclosed relationships;

•	helping to ensure the independence of and overseeing the performance of the independent registered public accounting firm;
•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	reviewing our financial statements and our critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•	developing procedures for employees to submit concerns anonymously about questionable accounting and auditing matters and internal accounting controls;
•	overseeing our policies on regulatory compliance;
•	overseeing compliance with our code of business conduct and ethics;
•	reviewing related-party transactions; and
•	pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

Our Audit Committee reviews, discusses and assesses its own performance and composition at least annually. Our Audit Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our board of directors for its consideration and approval.

Our Audit Committee held eight meetings during fiscal year 2022.

Human Capital and Compensation Committee

Our Human Capital and Compensation Committee consists of Messrs. Drummond, Harris, McGuire, and Ramji and Mses. Mackintosh and Sambhus. The chairperson of our Human Capital and Compensation Committee is Mr. McGuire. Our board of directors has determined that each member of the Human Capital and Compensation Committee is independent under the listing standards of Nasdaq and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our Human Capital and Compensation Committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our Human Capital and Compensation Committee include, among other things:

•

reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our Chief Executive Officer, who may not be present on deliberations of his compensation;

•	administering our equity compensation plans and agreements with our executive officers;
•	reviewing, approving and administering incentive compensation and equity compensation plans;
•	reviewing and approving our overall compensation philosophy;
•	making recommendations regarding non-employee director compensation to our full board of directors;
•

reviewing and recommending to our board of directors for approval the frequency with which we conduct a vote on executive compensation, taking into account the results of the most recent stockholder advisory vote on the frequency of the vote on executive compensation, and reviewing and approving the proposals regarding the frequency of the vote on executive compensation to be included in our annual meeting proxy statements; and

•

reviewing and discussing with management our Compensation Discussion and Analysis, and recommending to our board of directors that the Compensation Discussion and Analysis be approved for inclusion in our annual reports on Form 10-K, registration statements and our annual meeting proxy statements.

Under its charter, our Human Capital and Compensation Committee may form, and delegate authority to, subcommittees as appropriate. Our Human Capital and Compensation Committee reviews, discusses and assesses its own performance and composition at least annually. Our Human Capital and Compensation Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our board of directors for its consideration and approval.

Our Human Capital and Compensation Committee held five meetings during fiscal year 2022.

Human Capital and Compensation Committee Processes and Procedures

Typically, our Human Capital and Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairperson of our Human Capital and Compensation Committee, in consultation with the Chief Executive Officer. Our Human Capital and Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by our Human Capital and Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Human Capital and Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Human Capital and Compensation Committee regarding his compensation or individual performance objectives. The charter of our Human Capital and Compensation Committee grants our Human Capital and Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, our Human Capital and Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that our Human Capital and Compensation Committee considers necessary or appropriate in the performance of its duties. Our Human Capital and Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising our Human Capital and Compensation Committee. In particular, our Human Capital and Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, our Human Capital and Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to our Human Capital and Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Harris, Hausman, and McGuire and Ms. Mackintosh. The chairperson of our Nominating and Corporate Governance Committee is Mr. Harris. Our board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of Nasdaq.

Specific responsibilities of our Nominating and Corporate Governance Committee include, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•	overseeing the evaluation and the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	overseeing our corporate governance practices;
•	contributing to succession planning; and
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Our Nominating and Corporate Governance Committee periodically reviews, discusses and assesses the performance of our board of directors and its committees. In fulfilling this responsibility, our Nominating and Corporate Governance Committee seeks input from senior management, our board of directors and others. In assessing our board of directors, our Nominating and Corporate Governance Committee evaluates the overall composition of our board of directors, our board of directors’ contribution as a whole and its effectiveness in serving our best interests and the best interests of our stockholders. Our Nominating and Corporate Governance Committee reviews, discusses and assesses its own performance and composition at least annually. Our Nominating and Corporate Governance Committee also periodically reviews and assesses the adequacy of its charter, including its role and responsibilities as outlined in its charter, and recommends any proposed changes to our board of directors for its consideration and approval.

Our Nominating and Corporate Governance Committee held four meetings during fiscal year 2022.

Risk Management Committee

Our Risk Management Committee consists of Messrs. Drummond, Hausman, and Ramji and Ms. Murdock. The chairperson of our Risk Management Committee is Mr. Drummond. Our board of directors has determined that each member of the Risk Management Committee is independent under the listing standards of Nasdaq and SEC rules and regulations.

Specific responsibilities of our Risk Management Committee include, among other things:

•	fulfilling its corporate governance oversight responsibilities with regard to the identification, evaluation and mitigation of strategic, operational, and external environment risks; and
•	monitoring and approving our enterprise risk management framework and associated practices.

Our Risk Management Committee held three meetings during fiscal year 2022.

Human Capital and Compensation Committee Interlocks and Insider Participation

None of the members of our Human Capital and Compensation Committee, which committee consists of Messrs. Drummond, Harris, McGuire, and Ramji and Mses. Mackintosh and Sambhus, is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or Human Capital and Compensation Committee.

Identifying and Evaluating Director Nominees

Our Nominating and Corporate Governance Committee is responsible for identifying, reviewing, evaluating and recommending candidates for nomination to our board of directors, including candidates to fill any vacancies that may occur. Our Nominating and Corporate Governance Committee assesses the qualifications of candidates in light of the policies and principles in our corporate governance guidelines and may also engage third party search firms to identify director candidates. The Nominating and Corporate Governance Committee may conduct interviews, require the completion of detailed questionnaires and conduct comprehensive background checks or use any other means that it deems appropriate to gather information to evaluate potential candidates. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates to the board of directors for approval as director nominees for election to the board of directors.

Holders of our common stock may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and such other statements and information required by our Corporate Governance Guidelines and should be directed to our Corporate Secretary at the address of our principal executive office. The Nominating and Corporate Governance Committee evaluates director nominees recommended by holders of our common stock using the same evaluation process as used for any other candidate.

Our Bylaws also permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws and our Corporate Governance Guidelines. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Minimum Qualifications

Our Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Some of the specific qualifications that our Nominating and Corporate Governance Committee will also consider include, but are not limited to, such candidate’s (i) level of expertise, (ii) potential conflicts of interests or other commitments, (iii) demonstrated excellence in his or her field, (iv) ability to exercise sound business judgment, (v) diversity with respect to personal background, perspective and experience, (vi) experience as a board member or executive officer of another publicly held company, and (vii) commitment to rigorously representing the long-term interests of the Company’s stockholders. Our Nominating and Corporate Governance Committee also reviews director candidates in the context of the current size and composition of our board of directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. Our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences and may consider factors including gender, racial diversity, age, skills, and such other factors as it deems appropriate to maintain an appropriate balance of knowledge, experience and capability.

Our board of directors values diversity as a factor in selecting nominees, and is committed to ensuring that qualified women and racially/ethnically diverse candidates are included in the pool from which any new independent director nominee is chosen. In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for purposes of Nasdaq listing rules.

Creating a More Diverse and Inclusive Community; Making an Impact

Having a diverse and inclusive organization is core to who we are. As of April 2023, 49% of our employee team members were women and 38% were members of an underrepresented community. Our leadership team, consisting of director-level employees and above, likewise reflects our commitment to diversity, with 35% of our leadership team being women and 24% of our leadership team being members of an underrepresented community. The following chart provides the diversity statistics for our board of directors in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of April 24, 2023)

Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Stockholder and Other Interested Party Communications

Our board of directors provides to every stockholder and any other interested party the ability to communicate with the board of directors as a whole, and with individual directors on the board of directors, through an established process for stockholder communication. For a communication directed to the board of directors as a whole, stockholders and other interested parties may send such communication to our Corporate Secretary at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206, Attn: Board of Directors c/o Corporate Secretary.

For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the board of directors, stockholders and other interested parties may send such communication to the attention of the individual director at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206, Attn: Name of Director.

Our Corporate Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to our Chairman of the Board.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Our code of business conduct and ethics is available under the “Investor Relations––Corporate Governance” section of our website at ir.avidxchange.com/corporate-governance/documents-charters. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained in or available or accessible through our website, and you should not consider it to be a part of this Proxy Statement.

Risk Management

Management is responsible for the day-to-day management of risks the Company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors is responsible for risk oversight. Our board of directors believes that it is essential for effective risk management and oversight that there be open communication between management and our board of directors. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.

Our Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Audit Committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Human Capital and Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Our Nominating and Corporate Governance Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance.

Our Risk Management Committee assists our board of directors in fulfilling its oversight responsibilities with respect to identifying, evaluating, and mitigating strategic, operational, and external risks, including, but not limited to, operational, financial, cybersecurity, and information technology risk exposures and the steps taken by management to monitor and control these expousres. Our full board of directors also reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at regular meetings of our board of directors, and evaluates the risks inherent in significant transactions.

Prohibition on Hedging and Pledging Transactions

Our insider trading policy prohibits any director, employee (including our executive officers) or consultant to our Company from, among other things, engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, or other inherently speculative transactions with respect to our common stock at any time. Our directors, employees (including our executive officers), and consultants are also not permitted to pledge our securities as collateral for a loan.

Non-Employee Director Compensation

Compensation Philosophy

The outside director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Employee directors receive no additional compensation for their service as a director. Each independent director is entitled to reimbursement of all reasonable out-of-pocket expenses incurred for their attendance at meetings of our board of directors or any committee thereof.

The non-employee director compensation program consists of two components—cash retainers and annual equity compensation.

Cash Compensation

Prior to 2022, we generally did not provide our non-employee directors, in their capacities as such, with any cash compensation. We have, from time to time prior to our initial public offering, made equity awards to certain of our non-employee directors. Commencing in January 2022, each of our non-employee directors became eligible to receive annual retainers for board and committee service as follows:

	Member Annual Cash Retainer	Chairperson Annual Cash Retainer	Lead Independent Director Annual Cash Retainer

Board of Directors	$ 30,000	$ 45,000(1)	$ 45,000(2)

Audit Committee	10,000	20,000

Human Capital and Compensation Committee	6,000	12,000

Nominating and Corporate Governance Committee	4,000	8,000

Risk Management Committee	4,000	8,000
(1)	Our Chief Executive Officer, Mr. Praeger did not receive a retainer for serving as Chairperson of our board of directors.
(2)	Matthew Harris, our lead independent director declined compensation for fiscal year 2022, inclusive of the cash retainer otherwise payable to the lead independent director.

All annual cash compensation amounts are payable in equal quarterly installments in arrears, following the end of each quarter in which the service occurred, pro-rated for any partial months of service.

Equity Compensation

In addition to cash retainers, our non-employee directors are eligible for equity compensation pursuant to our non-employee director compensation program, as described below.

Initial Grant

Our non-employee director compensation policy provides that each new non-employee director who joins our board of directors will receive a RSU award for common stock having a value of $175,000 based on the fair market value of the underlying common stock on the date of grant under our 2021 Long-Term Incentive Plan (the “2021 Plan”), with the $175,000 being prorated based on the number of months from the date of appointment until the next annual meeting of our stockholders. Each initial grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.

Annual Grant

On the date of each annual meeting of our stockholders, each continuing non-employee director will automatically receive a RSU award for common stock having a value of $175,000 based on the fair market value of the underlying common stock on the date of grant under our 2021 Plan. Each annual grant will vest on the earlier of (i) the date of the following annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.

The calculation of the number of shares of RSUs granted under the non-employee director compensation policy will be based on a 10 trading-day average of the closing price of our common stock as reported by Nasdaq with the tenth day being the trading day immediately prior to the date of grant.

Vesting Acceleration

In the event of a change in control (as defined in our 2021 Plan), any unvested portion of an equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.

Compensation Philosophy

The non-employee director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Employee directors receive no additional compensation for their service as a director. All of our independent directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred for their attendance at meetings of our board of directors or any committee thereof.

Non-Employee Director Compensation Table

The following table provides information regarding the total compensation that was earned by each of our non-employee directors during the year ended December 31, 2022. Mr. Praeger, our Chief Executive Officer, is also the Chairman of our board of directors, but did not receive any additional compensation for his service as a director. Mr. Praeger’s compensation as a named executive officer is presented in “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total

Lance Drummond	$40,000	$174,999	—	$214,999

Matt Harris(2)	—	—	—	—

James (Jim) Hausman	$64,000	$174,999	—	$238,999

Teresa Mackintosh	$50,000	$174,999	—	$224,999

J. Michael McGuire	—	—	—

John C. (Hans) Morris(2)	—	—	—

Nigel Morris(2)	—	—	—

Wendy Murdock	$44,000	$174,999		$218,999

Asif Ramji(3)	$10,000	—		$10,000

Sonali Sambhus(3)	$11,500	—		$11,500

(1)

Amounts reported represent the aggregate grant date fair value of the RSUs granted to the non-employee directors during the fiscal year ended December 31, 2022, computed in accordance with the Financial

Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K (File No. 001-40898) for the year ended December 31, 2022, filed with the SEC on March 1, 2023 (“FY2022 Annual Report”). This amount does not reflect the actual economic value that may be realized by the non-employee director, which will depend on factors including the continued service of the non-employee director and the future value of our stock.

(2)

Messrs. John C. Morris and Nigel Morris each waived their annual cash retainer and equity compensation for their respective service as directors, committee members, and committee chairpersons for the 2022 fiscal year. Mr. Harris has waived his annual cash retainer and equity compensation for his service as a director, committee member, committee chairperson, and lead director for the 2022 and 2023 fiscal years.

(3)	Mr. Ramji and Ms. Sambhus were appointed to the board of directors on December 15, 2022, and were not awarded pro-rata equity grants until March 8, 2023.

The table below shows the aggregate number of shares subject to stock and option awards (vested and unvested) held as of December 31, 2022, by each of our non-employee directors serving on our board of directors as of December 31, 2022:

Name	Stock Awards (#)	Option Awards (#)

Lance Drummond	27,482	7,836

James (Jim) Hausman	27,482	—

Matt Harris(2)	—	—

Teresa Mackintosh	27,482	7,836

J. Michael McGuire	27,482	7,836

Wendy Murdock	27,482	29,540

Asif Ramji(1)	—	—

Sonali Sambhus(1)	—	—

(1)	Mr. Ramji and Ms. Sambhus were appointed to the board of directors on December 15, 2022, and awarded pro-rata equity grants on March 8, 2023.

(2)	Having previously waived his annual equity compensation for his service as a director, Mr. Harris held no awards as of December 31, 2022.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. In accordance with our restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in the control of our Company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our board of directors has approved, Messrs. McGuire and Ramji and Ms. Sambhus as nominees for election as Class II directors at the Annual Meeting. If elected, each of Messrs. McGuire and Ramji and Ms. Sambhus will serve as Class II directors until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR ALL” in connection with the election of each of Messrs. McGuire and Ramji and Ms. Sambhus. We expect that Messrs. McGuire and Ramji and Ms. Sambhus will each accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter, which will result in no effect on the vote for this matter.

Director Interest

Messrs. McGuire and Ramji and Ms. Sambhus have an interest in this Proposal No. 1, as each is currently a member of our board of directors.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and votes withheld will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL”

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2023. During our fiscal year ended December 31, 2022, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC, and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2023. Our Audit Committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by PwC for our fiscal years ended December 31, 2022 and 2021, respectively.

	2022	2021

Audit Fees(1)	$2,048,000	$2,456,000

Audit-Related Fees(2)	-	698,650

Tax Fees	-	-

All Other Fees(3)	8,147	4,215

(1)

Audit Fees consist of fees billed for professional services by PwC for the audit of our annual consolidated financial statements, and related services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal year 2021 also consisted of fees related to the review of our registration statement on Form S-1 for our initial public offering and other filings, comfort letters and consents, and adoption of accounting pronouncements.

(2)	Audit-related fees consist primarily of fees for accounting consultations and any other audit attestation services.

(3)	All other fees for fiscal years 2022 and 2021 include expenses associated with financial reporting and SEC filing software.

Auditor Independence

In our fiscal year ended December 31, 2022, there were no other professional services provided by PwC, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

Our Audit Committee at least annually reviews and provides general pre-approval for the services that may be provided by the independent registered public accounting firm. The term of the general pre-approval is 12 months from the date of approval, unless our Audit Committee specifically provides for a different period. If our Audit Committee has not provided general pre-approval, then the type of service requires specific pre-approval by our Audit Committee.

Pursuant to its charter, our Audit Committee may delegate pre-approval authority to one or more Audit Committee members so long as any such pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting. All services performed and related fees billed by PwC during fiscal year 2022 were pre-approved by our Audit Committee pursuant to regulations of the SEC.

Vote Required

The ratification of the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of PwC, we do not expect any broker non-votes in connection with this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2023.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. The compensation of our named executive officers is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, and the other related disclosures. This non-binding advisory vote is commonly referred to as a “say on pay” vote. This “say on pay” vote is our first since the completion of our initial public offering, and we are soliciting a non-binding advisory vote in Proposal No. 4 with respect to when the next “say on pay” vote will occur.

Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Human Capital and Compensation Committee and our board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.

As an advisory vote, this proposal is not binding. However, our board of directors and Human Capital and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Vote Required

This non-binding advisory vote on the compensation of our named executive officers will be determined by a majority of the votes cast for or against this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE

COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY STOCKHOLDER VOTES

As required by Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers. This non-binding advisory vote must be submitted to stockholders at least once every six years.

Stockholders can indicate whether they would prefer a non-binding advisory vote every year, every two years, or every three years. Our board of directors believes that future non-binding advisory votes on the compensation of our named executive officers be held every year so that stockholders may express annually their views on our executive compensation program, philosophy, policies, and practices.

Our board of directors and the Human Capital and Compensation Committee value the opinions that stockholders will express in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our named executive officers. Nonetheless, this vote is advisory and, therefore, not binding on our board of directors or the Company, our board of directors may decide that it is in the best interests of the stockholders that the Company hold an advisory vote on our executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the board of directors.

Vote Required

The non-binding advisory vote on the frequency of future advisory stockholder votes—whether every one year, two years, or three years—that receives the affirmative support of a majority of the votes cast will be deemed to be the frequency preferred by the stockholders. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “Against” each proposed frequency. Broker non-votes will have no effect on the outcome of this proposal. If no option receives votes from the holders of a majority of the shares cast, no preference of our stockholders will have been approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE, ON A

NON-BINDING ADVISORY BASIS, TO HOLD FUTURE

NON-BINDING ADVISORY VOTES ON THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS EVERY “ONE YEAR.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market LLC and the rules and regulations of the SEC.

In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with them their independence.

Based on the Audit Committee’s review and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

AUDIT COMMITTEE

James Hausman, Chairperson

J. Michael McGuire

Teresa Mackintosh

Wendy Murdock

Sonali Sambhus

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 24, 2023. Our executive officers are appointed by, and serve at the discretion of, our board of directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Michael Praeger	55	Chief Executive Officer and Chairman of the Board

Daniel Drees	55	President

Joel Wilhite	53	Chief Financial Officer, Senior Vice President

Angelic Gibson	46	Chief Information Officer, Senior Vice President

Todd Cunningham	57	Chief People Officer, Senior Vice President

Ryan Stahl	48	General Counsel and Secretary, Senior Vice President

Executive Officers

Michael Praeger. Please see the section titled “Board of Directors and Corporate Governance – Continuing Directors” above for Mr. Praeger’s biography.

Daniel Drees. Mr. Drees joined us in April 2018 and has served as our President since January 25, 2023, having previously served as our Chief Growth Officer. Mr. Drees is a seasoned financial technology executive and industry veteran with more than 25 years of experience generating growth at Fortune 500 companies and financial institutions such as General Electric Company (NYSE: GE), Bank of America (NYSE: BAC), Ally Financial Inc. (NYSE: ALLY), and Capital One (NYSE: COF). Most recently, he led the fraud and risk solutions business at Fiserv, Inc. (NASDAQ: FISV) from July 2017 through March 2018, where he focused on enabling financial institutions and their clients to reduce the cost and complexity associated with fraud and compliance through process automation and data analytics. Mr. Drees received his BS degree in Mechanical Engineering from Iowa State University.

Joel Wilhite. Mr. Wilhite joined us in February 2017 as our Chief Financial Officer. Mr. Wilhite brings decades of diverse financial leadership experience to his role. Before joining us, Mr. Wilhite held the position of Chief Financial Officer at Quantros, Inc., a SaaS company that offers an enterprise-wide suite of applications designed to help hospitals better manage the quality and safety of patient care. Prior to Quantros, Inc., Mr. Wilhite was the Senior Vice President of Finance for Benefitfocus.com, Inc. (NASDAQ: BNFT), a leading SaaS provider of benefits administration software and solutions. Prior to Benefitfocus, Mr. Wilhite served in various roles at Blackbaud, Inc. (NASDAQ: BLKB), most recently as the Chief Financial Officer for Blackbaud, Inc.’s international division. Mr. Wilhite began his career as an auditor at KPMG. He received his BS degree with honors in Accounting from the University of South Carolina and is a Certified Public Accountant.

Angelic Gibson. Ms. Gibson joined us in October 2019 as our Chief Information Officer. Ms. Gibson has spent over 20 years in information technology, with experience in building and managing SaaS platforms, enterprise technology systems, as well as management practices supporting databases, networks, telecommunications, and infrastructure. She has built and supported business intelligence platforms, has extensive cloud computing strategic insight, and has experience balancing operational efficiencies with business development and growth. Before joining us, Ms. Gibson served as Senior Vice President of Information Technology at TKXS Inc. from April 2013 to October 2018. Ms. Gibson received her BS degree in Management Information Systems from American InterContinental University.

Todd Cunningham. Mr. Cunningham joined us in August 2014 and has served as our Chief People Officer since March 2020, having previously served as Senior Vice President of Human Capital and Talent Management.

Mr. Cunningham has more than 26 years in Human Resources at public and private companies. His experience covers the full range of Human Resources responsibilities. Before joining us, Mr. Cunningham held senior positions at Bank of America focusing on talent management, development, and organizational effectiveness, where he served in various capacities, including: Senior Vice President of Talent & Development Executive, Global Corporate & Investment Banking; Vice President of Associate Readiness Change Executive — Merrill Lynch Transition; and Senior Vice President of Talent & Development Executive, Consumer & Small Business Banking Division, among others. Mr. Cunningham received a BSBA degree in Human Resources Management from The Ohio State University.

Ryan Stahl. Mr. Stahl joined us in May 2015 and has served as our General Counsel and Secretary since November 2017. Mr. Stahl began his legal career in the corporate and securities practice at Sidley Austin, LLP, focusing primarily on mergers and acquisitions and capital markets offerings. He subsequently held multiple in-house corporate positions in the financial services and technology industries, most recently at Mercury Payment Systems Inc., a privately-held payment processor and technology services provider. Mr. Stahl holds a BS degree from the University of Dayton and a JD degree from the University of Michigan Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the design of our executive compensation program practices and objectives as well as the compensation paid to our named executive officer (“NEOs”). Our NEOs for fiscal 2022 are:

Michael Praeger(1)	Chief Executive Officer and Chairman of the Board

Joel Wilhite	Chief Financial Officer, Senior Vice President

Daniel Drees(1)	President

Angelic Gibson	Chief Information Officer, Senior Vice President

Ryan Stahl	General Counsel and Secretary, Senior Vice President

Notes:

(1)

Effective January 25, 2023, Daniel Drees assumed the position of President. Mr. Drees previously served as our Chief Growth Officer. Subsequently, Mr. Praeger retains the title of Chief Executive Officer and Chairman of the Board. All disclosures hereinafter made in this CD&A reflect the positions held in 2022 by each of the NEOs.

Executive Compensation Objectives

The primary objectives of our executive compensation program are to attract, motivate, and retain leaders who have a growth mindset as well as the skills and experience required to maximize shareholder value. We believe that our executive compensation program aligns the interests of our executives and their compensation to the short and long-term goals of AvidXchange by creating a pay-for-performance environment. Rewards are enhanced by the completion of specific, measurable goals with final pay decisions approved in the context of both company and individual performance.

We seek to develop our executive compensation program by understanding the competitive landscape within our peer group and among broader labor competitors in the software and fintech spaces.

The Human Capital and Compensation Committee regularly reviews our executive compensation program to ensure it is consistent with the strategic direction of the Company and our values. Additionally, we strive to employ best practices with the regular assessment of our policies and practices.

Strengthening Long-Term and Strategic Performance

As we continue to navigate through a volatile financial climate, we remain focused on our cultural DNA through teammate engagement as well as delighting our customers with new enhancements and offerings. During fiscal 2022 we were named a “Great Place to Work” which reflects our continued efforts toward positive teammate engagement by creating a healthy and inclusive organization for all teammates. Other examples of our efforts to consistently improve the health of our organization include:

•

Intentional, consistent oversight of areas important to our human capital strategy including programs related to fostering our cultural DNA, diversity and inclusion, teammate engagement, personal development, and talent acquisition

•	External hiring and promotion of key leadership talent into strategically important roles to enhance our succession planning pipeline

•	Attainment of teammate engagement results that exceeded our industry benchmark

•	Achievement of lower-than-average attrition rates for similarly situated companies

2022 Compensation Highlights

Our executive compensation program is designed to align the executive team to building long-term stakeholder value by balancing both stable and at-risk compensation. The charts below reflect this balance within the target pay mix of our CEO and the average pay mix of our other NEOs for fiscal year 2022.

Executive Compensation Policies and Practices

We do…	We do not…

✓ Utilize a pay-for-performance philosophy

✓ Cap maximum annual bonus payouts

✓ Independent compensation committee

✓ Independent compensation consultant

✓ Benchmark against a resonable set of market comparators to aid in decision making

✓ Regularly engage stockholders in discussions regarding executive compensation programs

✓ Annual assessment of risk and risk mitigation practices

✓ Regular review of dilution and share utilization as a result of compensation programs

× Provide guaranteed annual bonus or equity rights

× Provide excessive severance rights

× Grant stock options with exercise prices below 100% of fair market value on the date of grant

× Have executive pension plans or supplemental executive retirement plans

× Pay dividends/dividend equivalents on unvested equity awards

× Permit hedging or pledging of Company stock by employees (including officers) or directors

× Offer significant perquisites

× Provide excise tax gross-ups upon a change in control

ESTABLISHING COMPENSATION

Role of the Human Capital and Compensation Committee

All compensation arrangements with our NEOs are overseen and approved by our Human Capital and Compensation Committee. On an annual basis the committee:

•

Reviews our executive compensation strategy and approach with consideration for business needs, legal, financial, and regulatory changes as well as annual updates to our executive compensation peer group and related executive compensation market data and trends with input from our CEO and the committee’s independent compensation consultant.

•	Certifies achievement of performance plans and determines the related payouts for the prior fiscal year.

•	Assesses performance of the CEO and other NEOs.

•	Reviews the CEO’s self-assessment and may gather input from other members of our board of directors on their perspectives as it relates to the CEO’s pay and Company performance.

•	Approves all aspects of the compensation of our CEO and other executive officers.

•	Provides ad-hoc responses to executive compensation related matters due to changes in personnel and retention considerations.

•	Evaluates overall executive compensation program effectiveness with consideration for whether the program promotes excessive risk-taking.

Role of the Compensation Consultant

The Human Capital and Compensation Committee retains an independent compensation consultant to provide advice and guidance. In fiscal year 2022, the Human Capital and Compensation Committee retained Compensia, Inc. (“Compensia”) as its independent compensation consultant. Compensia provides data and advice on our executive compensation strategy, compensation peer group, market data and pay practices, board of director compensation, proxy advisor preferences, pay for performance alignment, incentive plan design, and our annual compensation risk assessment. Compensia only provided services to the Company that were requested and approved by the Human Capital and Compensation Committee in fiscal year 2022. The Human Capital and Compensation Committee assessed the independence of Compensia pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists or existed during fiscal year 2022 that would prevent Compensia from independently advising the Human Capital and Compensation Committee.

Management’s Role in the Executive Compensation Process

The CEO and key members of the internal Talent and Legal functions support the Human Capital and Compensation Committee’s executive compensation process and frequently attend portions of the Human Capital and Compensation Committee’s meetings. In conjunction with the executive compensation process, the CEO provides his perspective to the Human Capital and Compensation Committee regarding performance of the executive leadership team. Additionally, the executive leadership team also provides feedback on their executive direct reports. The CEO and members of the internal Talent team work together and present recommendations to the Human Capital and Compensation Committee on all elements of executive compensation. The CEO is not present for deliberations or decisions by the Human Capital and Compensation Committee regarding his compensation.

Factors Considered in Setting Pay

The Human Capital and Compensation Committee takes into consideration a number of factors when setting pay for each NEO. Factors considered include but are not limited to review of market data, existing equity retention hold, prior compensation actions, qualitative factors including Company and individual performance, individual scope and impact of role, tenure, internal pay parity comparison and affordability of cash and equity components relative to budget. There is no set formula or ratio when comparing compensation between executive officers.

Compensation Peer Group

On an annual basis, the Human Capital and Compensation Committee reviews and approves a peer group of similarly situated companies. The Human Capital and Compensation Committee reviews potential comparators based on a range of factors including public reporting status, company location, stage and time from IPO, industry (with focus on fintech and SaaS companies), identified labor competitors and comparability on financial and valuation metrics including revenue, revenue growth and market capitalization.

The fiscal year 2022 peer group was established to include:

Alteryx	Coupa Software	Phreesia
AppFolio	Everbridge	Q2 Holdings
Appian	Fastly	Repay Holdings
Avalara	Flywire	Smartsheet
BigCommerce Holdings	Lightspeed Commerce	SPS Commerce
Bill.com Holdings	nCino	Workiva
BlackLine	Paymentus Holdings
BTRS Holdings	Payoneer Global

Compensation data for this peer group is considered along with other data when setting pay for our NEOs.

ELEMENTS OF COMPENSATION

The primary elements of our executive compensation program include Base Salary, Annual Incentive Program, and Long-Term Incentive (Equity) Program and are summarized below.

Summary of Key Elements of Fiscal 2022 Compensation

Below is a table that contains the key elements of our fiscal 2022 executive compensation program:

Compensation Element	Form	Performance/ Vesting Period	Performance Metric	Alignment of Compensation Objectives	Changes from Fiscal 2021
Base Salary	Cash	—	—	Determined based on market review for the role and adjusted based on performance, potential, relative job value and internal equity	No Change

Annual Incentive Plan	Cash	Fiscal Year	Primarily subject to the achievement of revenue and operating margin targets Additionally, Strategic Initiative, Business Initiatives, and Individual Performance	Creates alignment between executive compensation and short-term financial objectives that are geared towards driving longer-term shareholder returns	No Change

Long-Term Incentives	Service-Based RSUs	Vest 25% after the first year and then quarterly thereafter for 3 years	—	Key for retention and alignment to shareholder interests	No Change
	Stock Options	Vest 25% after the first year and then quarterly thereafter for 3 years	Value derived from increase in share price	Incentive to focus on both short and long-term performance where value is a result of strong share price performance	No Change

Base Salary

Base salary is intended to provide a stable level of cash compensation that is aligned to an executive’s experience, responsibilities, qualifications, and performance. The Human Capital and Compensation Committee reviews base salaries on an annual basis with the objective to attract and retain key talent by comparing current base salary levels to market. Base salary increases are not guaranteed unless specified by an employment agreement and are driven by both market-practice and executive performance. We believe that having market-competitive base salaries creates a foundation for consistent, everyday management of our business.

The fiscal 2022 base salaries outcomes for each executive were a result of the review and approval of the Human Capital and Compensation Committee with input from Compensia, our Talent team, and our CEO (for decisions other than for the CEO).

The Human Capital and Compensation Committee reviewed the market data for comparable positions within our peer group as well as the performance of our CEO, Mr. Praeger, in executive session and determined to increase his base salary by 3.1%, from $485,000 to $500,000 for 2022. This action was taken to align Mr. Praeger’s base salary at just above the peer market median and is commensurate with his sustained performance as the CEO. Our other NEOs received an average base salary increase 12.6%.

Name	Position	FY 2022 Base Salary	% Increase from Previous FY

Michael Praeger	President, Chief Executive Officer, and Chairman of the Board	$500,000	3.1%

Joel Wilhite	Chief Financial Officer, Senior Vice President	$410,000	7.9%

Daniel Drees	Chief Growth Officer, Senior Vice President	$395,000	8.2%

Angelic Gibson	Chief Information Officer, Senior Vice President	$375,000	8.7%

Ryan Stahl	General Counsel and Secretary, Senior Vice President	$370,000	25.4%

Salary increases for NEOs other than the CEO reflect review of peer market ranges and other factors referenced above. The increase for Mr. Stahl was incremental in recognition of the increased scope and complexity of his role for the organization becoming a public company.

Annual Incentive Plan

For fiscal year 2022, the executive Annual Incentive Plan was a cash-based bonus opportunity comprised of pre-set objective and rigorous financial metrics (55% weighting), specific pre-set business and corporate initiatives (25% weighting), and individual performance (20% weighting). Threshold performance of 90% of target was required for a minimum payout for each financial metric. Payouts are capped at 200% of target tied to significant above-target performance.

The Human Capital and Compensation Committee determines eligibility, payout levels and performance targets on an annual basis in the first quarter. For all NEOs, payouts under this plan are considered “at-risk” and are not guaranteed. In the first quarter immediately following the performance year, plan performance achievement is certified by the Human Capital and Compensation Committee. We believe that our Annual Incentive Plan is an effective way to motivate executives to achieve near-term business results that will have a direct impact on our long-term business strategy.

The Human Capital and Compensation Committee reviews and approves target annual incentive opportunities based on review of peer group market data and other factors referenced above. The targets of our NEOs may be adjusted from time to time depending on strategic priorities, market movement or changes to an executive’s role.

In fiscal year 2022, the Human Capital and Compensation Committee reviewed and approved a change to Mr. Praeger’s annual incentive opportunity based on a review of peer market data and other factors.

Mr. Praeger’s target was changed from 85% to 100% of base salary. Ms. Gibson and Mr. Stahl each had their annual bonus plan target increase by 10% from 50% to 60% and from 40% to 50%, respectively. The target for Mr. Wilhite was increased by 5% from 65% to 70%, and Mr. Drees’ target remained the same as the previous year at 40%. The table below outlines the target opportunities for all of our NEOs:

Name	Position	FY 2022 Target AIP % of Salary	Changes from Previous FY

Michael Praeger	President, Chief Executive Officer, and Chairman of the Board	100%	+15%

Joel Wilhite	Chief Financial Officer, Senior Vice President	70%	+5%

Daniel Drees(1)	Chief Growth Officer, Senior Vice President	40%	0%

Angelic Gibson	Chief Information Officer, Senior Vice President	60%	+10%

Ryan Stahl	General Counsel and Secretary, Senior Vice President	50%	+10%

Notes:

(1)	Mr. Drees had a target bonus opportunity of 40% for the Annual Incentive Plan during 2022. Additionally, he had a 60% target sales incentive opportunity for fiscal year 2022.

Sales Incentive Compensation Plan for Dan Drees

For fiscal 2022, Mr. Drees’ role was that of Chief Growth Officer. His compensation in that role included a sales incentive opportunity with a target of 60% of his base salary ($237,000). The performance measures associated with this plan were sales volume for buyer customers (65%) and supplier customers (35%). There was no change to his incentive opportunity at target for this plan from 2021 to 2022.

Award Determination

The goals for each fiscal year are reviewed and approved during the first fiscal quarter by the Human Capital and Compensation Committee. As previously outlined, payouts for our NEOs are earned based on financial, business and strategic initiatives, and individual performance objectives. The breakdown of how an executive’s annual incentive payout is determined is shown below:

Annual Incentive Plan Fiscal Year 2022 Performance

The financial outcomes of fiscal year 2022 were strong – Revenue (30% weighting) performance was 103% of target while operating margin (25% weighting) performance was 166% of target. The resulting payout percentage of target was 115% and 200% (capped at maximum), respectively.

For purposes of the Annual Incentive Plan:

•	Revenue represents total revenues of the Company.

•

Operating margin represents net loss before depreciation and amortization, interest income and expense, income tax expense or benefit, stock-based compensation expense, transaction and acquisition-related cost expense, non-recurring items not indicative of ongoing operations, and charitable contributions of common stock; plus capitalized software development costs; plus annual incentive plan expense.

For fiscal year 2022, the Annual Incentive Plan included certain strategic initiatives at both the corporate and business unit levels that were designed to drive alignment on key priorities across the Company. These initiatives were aimed at growth, innovation, product development, customer care and teammate engagement. Examples of such initiatives include strengthening pay platform effectiveness through implementation of critical enhancements and improving customer experience, implementing specific initiatives and integrations for both buyers and suppliers, delivering technology roadmaps for key products and partnerships, and achieving teammate hiring and engagement plans.

We view these initiatives as foundational in building long-term stakeholder value. While no single initiative is materially impactful to the overall outcomes within the plan, in aggregate, performance against this component comprises 20% of the weighting toward the calculation of payouts.

Measure	Weighting	Actual Performance	Performance % of Target	Payout % of Target Award

Business Initiatives	20%	18%	92%	92%

Strategic Initiative	5%	4%	80%	80%

Factors that weighed into the achievement of Mr. Praeger’s bonus achievement score focused on management of key external constituents, increasing perfomance of and accountability for results among the executive leadership team, driving the Company’s long-term strategy, developing best-in-class approaches to executing on corporate development plans and growing the next generation of leadership for the Company.

For each of the other NEOs, their bonus achievement was based on a set of factors specific to each individual NEO which were designed to drive growth and effectiveness within their area of accountability and to incent the creation of high performing organizations to drive the long-term success of the business as a whole.

Measure	Weighting	Actual Performance	Performance % of Target	Payout % of Target Award

		CEO: 20%	CEO: 100%	CEO: 100%

Individual Performance	20%	Other NEO Avg: 21%	Other NEO Avg: 105%	Other NEO Avg: 105%

Based on the Annual Incentive Plan outcomes described above, the payouts to our NEOs for fiscal year 2022 were as follows:

Name	Position	Target Award ($)(1)	Financial Goals Performance Factor	Business/ Strategic Initiative(s) Performance Factor	Individual Performance Factor	Actual Award Payout ($)	Actual Award as a % of Target

Michael Praeger	President, Chief Executive Officer, and Chairman of the Board	$497,692	88.01%	22.3%	20.0%	$648,543	130.31%

Joel Wilhite	Chief Financial Officer, Senior Vice President	$283,769	88.01%	22.3%	20.0%	$369,780	130.31%

Daniel Drees	Chief Growth Officer, Senior Vice President	$156,154	88.01%	22.3%	20.0%	$203,484	130.31%

Angelic Gibson	Chief Information Officer, Senior Vice President	$222,231	88.01%	22.3%	22.0%	$294,034	132.31%

Ryan Stahl	General Counsel and Secretary, Senior Vice President	$179,231	88.01%	22.3%	23.0%	$238,933	133.31%

Notes:

(1)	The Target Award is a function of base salary prorated for changes made throughout the year multiplied by the annual incentive target percentage set for fiscal year 2022.

The payout for Mr. Drees’ sales incentive compensation was as follows:

Name	Position	Target Award ($)(1)	Buyer Sales Volume Performance Factor	Supplier Sales Volume Performance Factor	Overall Performance Factor	Actual Award Payout ($)	Actual Award as a % of Target

Daniel Drees	Chief Growth Officer, Senior Vice President	$237,000	90.52%	100.10%	93.88%	$222,488	93.88%

Long-Term Incentive Plan

We believe long-term incentives are an important element of compensation that connects an executive’s motivations to sustained value creation of the Company. The Company utilizes Restricted Stock Units (“RSUs”) and stock options to make awards to our executives. The Human Capital and Compensation Committee reviews the equity award mix on an annual basis and may make changes as it deems appropriate.

Our equity awards are designed to create significant opportunity for share ownership. The exact sizing of awards is determined by the Human Capital and Compensation Committee with consideration for: impact to share pool reserve, executive position, market data, internal equity, strategic importance of position, individual performance as well as the individual potential of an executive.

The targeted equity award mix for fiscal year 2022 was 70% RSUs and 30% stock options for our executives. We grant RSUs as we see them as a durable motivator, especially in an environment where macroeconomic factors may have a strong influence on a company’s share price despite strong company performance compared to expectations. We believe that stock options are inherently performance-based as the executive only realizes value if shareholders also realize value through share price appreciation.

The chart below shows the equity awards made to our NEOs during fiscal year 2022. The target dollar values may vary from the Summary Compensation Table values as the values in the Summary Compensation Table are calculated based on disclosure standards.

Name	Position	Total Target Annual Grant Value for FY 2022(1)	Target RSU Value	Total # of RSUs Granted	Target Stock Option Value	Total # of Stock Options Granted

Michael Praeger	President, Chief Executive Officer, and Chairman of the Board	$6,000,000	$4,200,000	522,388	$1,800,000	582,524

Joel Wilhite	Chief Financial Officer, Senior Vice President	$3,000,000	$2,100,000	261,194	$900,000	291,262

Daniel Drees	Chief Growth Officer, Senior Vice President	$3,000,000	$2,100,000	261,194	$900,000	291,262

Angelic Gibson	Chief Information Officer, Senior Vice President	$2,000,000	$1,400,000	174,129	$600,000	194,174

Ryan Stahl	General Counsel and Secretary, Senior Vice President	$1,800,000	$1,260,000	156,716	$540,000	174,757

Notes:

(1)	There were no off-cycle awards made to NEOs during fiscal 2022.

Other Compensation

Retirement Benefits

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the prescribed annual limit, and contribute these amounts to the 401(k) plan. For fiscal year 2022, we provided matching contributions under our 401(k) Plan representing 100% of the first 3%, and 50% of the next 2%, of an employee’s 401(k) plan elective deferrals.

Our named executive officers did not participate in, or otherwise receive any benefits under any pension or retirement plan sponsored by us during fiscal year 2022.

Deferred Compensation

We have a deferred compensation plan available for the benefit of officers and employees who qualify for inclusion. The plan is described below in connection with the Nonqualified Deferred Compensation Table.

Supplemental Benefits and Perquisites

We provide limited supplemental benefits and perquisites to our NEOs not offered to the general employee population. We provide a reimbursement of financial and tax planning services on an annual basis to our executives.

Other Benefits and Reimbursements

Mr. Wilhite, our Chief Financial Officer, receives a $2,395 per month housing and travel reimbursement from the Company. This amount is grossed-up for taxes when paid to Mr. Wilhite.

Clawback Policy

The Company’s board of directors has adopted a clawback policy contained in our 2021 LTI Plan document for all equity plan participants, which gives the Human Capital and Compensation Committee discretion to require the recission of an award held by, or the repayment partially or in full of an award distributed to, equity plan participants whom the Human Capital and Compensation Committee determines have benefited from materially inaccurate financial statements. The Human Capital and Compensation Committee believes that this clawback policy helps reduce the potential for excessive risk taking by Company executives.

We are reviewing the final clawback rule adopted by the SEC that implements the applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the NASDAQ’s related proposed listing standard, in each case relating to recoupment of incentive-based compensation. We will implement its clawback policy in accordance with the new listing standard when the new listing standard becomes final.

Anti-Hedging and Anti-Pledging Policies

Under our insider trading policy, all employees and members of the board of directors are prohibited from engaging in any hedging transactions with respect to any equity securities of the Company held by them. This includes monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments) designed to hedge any decrease in market value of such equity securities. The Company’s Insider Trading Policy prohibits all employees of the Company and members of the board of directors from pledging the Company’s securities as collateral for a loan.

Tax Deductibility of Compensation

Internal Revenue Code Section 162(m) (“Section 162(m)”) disallows a tax deduction to publicly held companies for compensation paid to certain executive officers to the extent that compensation exceeded $1 million per officer. While the Human Capital and Compensation Committee considers the benefit of deducting compensation, it believes that stakeholders’ interests are best served if discretion is used to provide flexibility in determining compensation levels, even if a portion of the compensation may result in a non-deductible compensation expense. The Human Capital and Compensation Committee intends to continue its practice of using discretion in determining compensation levels of executive officers with consideration for the best interests of stakeholders even if some portion of such compensation is non-deductible.

Human Capital and Compensation Committee Report

The information contained in the following Human Capital and Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Human Capital and Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Human Capital and Compensation Committee of the Board of Directors:

HUMAN CAPITAL AND COMPENSATION COMMITTEE

J. Michael McGuire, Chairperson

Lance Drummond

Matthew Harris

Teresa Mackintosh

Asif Ramji

Sonali Sambhus

Summary Compensation Table

The table below reflects our NEO compensation for fiscal year 2022, 2021, and 2020.

Name and Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Michael Praeger	2022	$497,692	-	$4,200,000	$1,799,481	$648,543	-	$17,840	$7,163,556
President, Chief Executive Officer, and Chairman of the Board	2021	$473,615	-	$3,460,180	$3,501,271	$469,319	-	$11,702	$7,916,087
	2020	$404,077	-	$765,003	$899,990	$319,594	-	$14,641	$2,403,305

Joel Wilhite	2022	$405,385	-	$2,100,000	$899,741	$369,780	-	$51,188	$3,826,094
Chief Financial Officer	2021	$372,769	-	$1,483,441	$1,500,539	$287,341	-	$48,427	$3,692,517
	2020	$328,577	-	$424,974	$499,995	$186,355	-	$44,976	$1,484,877
Daniel Drees	2022	$390,385	-	$2,100,000	$899,741	$425,972	-	$5,594	$3,821,692
Chief Growth Officer	2021	$359,615	-	$989,256	$1,000,346	$359,093	-	$9,622	$2,717,932
	2020	$326,154	-	$297,494	$349,987	$240,674	-	$8,129	$1,222,438
Angelic Gibson	2022	$370,385	-	$1,399,997	$599,825	$294,034	-	$15,494	$2,679,735
Chief Information Officer
Ryan Stahl	2022	$358,462	$85,000(4)	$1,259,997	$539,844	$238,933	-	$4,346	$2,486,582
SVP & General Counsel

Notes:

(1)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to the NEO in the applicable fiscal year, computed in accordance with FASB ASC Topic 718 (“Topic 718”). The assumptions used in calculating the grant date fair value of the equity awards reported in this column are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023. This amount does not reflect the actual economic value that may be realized by the NEO, which will depend on factors including the continued service of the executive and the future value of our stock.

(2)	We do not pay above market earnings to participants of our Deferred Compensation Plan.

(3)

Reflects 401(k) matching contributions made by the Company under our employee matching program available to participating employees as well as reimbursements for financial planning services. For Mr. Wilhite, amounts include a housing allowance, as detailed in the All Other Compensation Table below.

(4)	Represents a one-time bonus to recognize IPO-related work.

All Other Compensation Table

Name and Position	Year	401(k)	Financial Planning & Tax Services	Other(1)	Total
Michael Praeger	2022	$10,969	$6,871	-	$17,840
President, Chief Executive Officer, and Chairman of the Board	2021	$11,702	-	-	$11,702
	2020	$11,392	$3,249	-	$14,641
Joel Wilhite	2022	$11,212	$5,146	$34,830	$51,188
Chief Financial Officer	2021	$10,756	$5,151	$32,520	$48,427
	2020	$10,617	-	$34,359	$44,976
Daniel Drees	2022	$5,594	-	-	$5,594
Chief Growth Officer	2021	$7,454	$2,168	-	$9,622
	2020	$8,129	-	-	$8,129
Angelic Gibson	2022	$11,646	$3,848	-	$15,494
Chief Information Officer
Ryan Stahl	2022	$4,346	-	-	$4,346
SVP & General Counsel

Notes:

(1)

Represents a housing allowance provided to Mr. Wilhite which is grossed-up for taxes when paid to Mr. Wilhite. The amounts in this column include gross-ups of $5,619, $3,780, and $6,090 for 2020, 2021 and 2022 respectively.

Grants of Plan-Based Awards Table

The table below reflects all plan-based awards granted to our NEOs during fiscal year 2022.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Equity Awards

Name and Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of Securities Underlying Restricted Stock Units (#)(2)	Number of Securities Underlying Options (#)(3)	Exercise Price of Options Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Michael Praeger	-	$400,000	$500,000	$1,000,000	-	-	-	-

President, Chief Executive	3/16/2022	-	-	-	522,388	-	-	$4,200,000

Officer, and Chairman of the	3/16/2022	-	-	-	-	582,524	$8.04	$1,799,481

Joel Wilhite	-	$229,600	$287,000	$574,000	-	-	-	-

Chief Financial Officer	3/16/2022	-	-	-	261,194	-	-	$2,100,000

	3/16/2022	-	-	-	-	291,262	$8.04	$899,741

Daniel Drees	-	$126,400	$158,000	$316,000	-	-	-	-

Chief Growth Officer	3/16/2022	-	-	-	261,194	-	-	$2,100,000

	3/16/2022	-	-	-	-	291,262	$8.04	$899,741

Angelic Gibson	-	$180,000	$225,000	$450,000	-	-	-	-

Chief Information Officer	3/16/2022	-	-	-	174,129	-	-	$1,399,997

	3/16/2022	-	-	-	-	194,174	$8.04	$599,825

Ryan Stahl	-	$148,000	$185,000	$370,000	-	-	-	-

SVP & General Counsel	3/16/2022	-	-	-	156,716	-	-	$1,259,997

	3/16/2022	-	-	-	-	174,757	$8.04	$539,844

Notes:

(1)

The amounts in these columns represent the range of possible cash payouts for each NEO under our Annual Incentive Plan. Details of the plan are discussed above in the “Compensation Discussion and Analysis”. The amounts reported in these columns for Mr. Drees exclude his sales incentive compensation as there is no threshold or maximum applicable to that plan.

(2)

Represents RSUs that were granted under our 2021 Plan. Each award vests over 4 years on a quarterly designated vesting date, beginning with 25% vesting on February 15, 2024 and then quarterly thereafter on May 15, August 15, and November 15. The RSUs are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”

(3)

Represents stock options that were granted under our 2021 Plan. Each award vests over 4 years on a quarterly designated vesting date, beginning with 25% vesting on February 15, 2024 and then quarterly thereafter on May 15, August 15, and November 15. The stock options are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”

(4)

The amounts in this column represents the grant date fair value as calculated in accordance with Topic 718. The targeted mix as disclosed in the “Long-Term Incentive Plan” section of the “Compensation Discussion and Analysis” varies slightly due to share rounding and how values are calculated for financial statement reporting purposes in accordance with Topic 718. The assumptions used in calculating the grant date fair value of the equity awards reported in this column are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023. This amount does not reflect the actual economic value that may be realized by the NEO, which will depend on factors including the continued service of the executive and the future value of our stock.

Outstanding Equity Awards at Fiscal Year End

The table below reflects information regarding stock awards and stock options held by our NEOs as of December 31, 2022.

		Options Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options		Exercise Price	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name and Position		Exercisable	Unexercisable

Michael Praeger President, Chief Executive Officer, and Chairman of the Board	3/5/2018(2)	27,372	-	$3.54	3/5/2023	-	-
	3/5/2018(2)	276	-	$3.54	3/5/2023	-	-
	4/27/2018(2)	16,768	-	$3.54	4/27/2023	-	-
	4/27/2018(2)	11,976	-	$3.54	4/27/2023	-	-
	3/20/2019(2)	43,772	2,920	$4.17	3/20/2024	-	-
	6/19/2019(2)	25,540	3,652	$4.17	6/19/2024	-	-
	10/1/2020(3)	132,632	60,292	$10.42	10/1/2030	-	-
	10/1/2020(4)	-	-	-	-	22,956	$228,183
	2/19/2021(3)	294,468	378,608	$12.11	2/19/2031	-	-
	2/19/2021(4)	-	-	-	-	160,680	$1,597,159
	3/16/2022(4)	-	-	-	-	522,388	$5,192,537
	3/16/2022(3)	-	582,524	$8.04	2/15/2032	-	-
	3/29/2017(2)	175,484	-	$3.18	3/29/2027	-	-

Joel Wilhite Chief Financial Officer	3/5/2018(2)	92,524	-	$3.21	3/5/2028	-	-
	3/20/2019(2)	36,184	2,416	$3.79	3/20/2029	-	-
	10/1/2020(3)	73,684	33,496	$10.42	10/1/2030	-	-
	10/1/2020(4)	-	-	-	-	12,752	$126,755
	2/19/2021(3)	126,200	162,260	$12.11	2/19/2031	-	-
	2/19/2021(4)	-	-	-	-	68,864	$684,508
	3/16/2022(4)	-	-	-	-	261,194	$2,596,268
	3/16/2022(3)	-	291,262	$8.04	2/15/2032	-	-
	6/14/2018(2)	21,128	-	$3.21	6/13/2028	-	-

Daniel Drees Chief Growth Officer	6/14/2018(2)	46,616	-	$3.21	6/13/2028	-	-
	3/20/2019(2)	36,184	2,416	$3.79	3/20/2029	-	-
	10/1/2020(3)	51,576	23,448	$10.42	10/1/2030	-	-
	10/1/2020(4)	-	-	-	-	8,928	$88,744
	2/19/2021(3)	84,132	108,172	$12.11	2/19/2031	-	-
	2/19/2021(4)	-	-	-	-	45,908	$456,326
	3/16/2022(4)	-	-	-	-	261,194	$2,596,268
	3/16/2022(3)	-	291,262	$8.04	2/15/2032	-	-
	12/12/2018(2)	32,000	-	$3.79	12/12/2028	-	-

Angelic Gibson Chief Information Officer	10/1/2020(3)	36,840	16,748	$10.42	10/1/2030	-	-
	10/1/2020(4)	-	-	-	-	6,376	$63,377
	2/19/2021(3)	77,824	100,060	$12.11	2/19/2031	-	-
	2/19/2021(4)	-	-	-	-	42,468	$422,132
	3/16/2022(4)	-	-	-	-	174,129	$1,730,842
	3/16/2022(3)	-	194,174	$8.04	2/15/2032	-	-
	12/6/2017(2)	2,172	-	$3.21	12/5/2027	-	-

		Options Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options		Exercise Price	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name and Position		Exercisable	Unexercisable

Ryan Stahl SVP & General Counsel	3/5/2018(2)	5,632	-	$3.21	3/5/2028	-	-
	3/20/2019(2)	28,912	1,928	$3.79	3/20/2029	-	-
	10/1/2020(3)	36,840	16,748	$10.42	10/1/2030	-	-
	10/1/2020(4)	-	-	-	-	6,376	$63,377
	2/19/2021(3)	35,756	45,972	$12.11	2/19/2031	-	-
	2/19/2021(4)	-	-	-	-	19,512	$193,949
	3/16/2022(4)	-	-	-	-	156,716	$1,557,757
	3/16/2022(3)	-	174,757	$8.04	2/15/2032	-	-

Notes:

(1)	Market value is based on the closing price of our common stock on the last trading day of the fiscal year, which was $9.94 per share.

(2)

Represents a service-based stock option that vests over four years from the date of grant, with 25% vesting after 1 year and 1/48th of the option shares vesting monthly thereafter. The stock options are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”

(3)

Represents a service-based stock option that vests over four years from the vesting commencement date, with 25% vesting after 1 year and 1/16th of the option shares vesting quarterly thereafter. The stock options are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”

(4)

Represents a service-based RSU award that vests over four years from the vesting commencement date, with 25% vesting after 1 year and 1/16th of the option shares vesting quarterly thereafter. The RSUs are eligible for accelerated vesting under certain circumstances as described below under “Employment Agreements”

Stock Options Exercised and Stock Vested for Fiscal Year 2022

The table below reflects all stock options exercised and stock vested for each of our NEOs during fiscal year 2022.

		Options Awards(1)		Stock Awards(2)

Name	Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Michael Praeger	President, Chief Executive Officer, and Chairman of the Board	-	$-	175,508	$1,358,173

Joel Wilhite	Chief Financial Officer	-	$-	81,648	$631,283

Daniel Drees	Chief Growth Officer	-	$-	55,380	$428,134

Angelic Gibson	Chief Information Officer	-	$-	47,088	$364,371

Ryan Stahl	SVP & General Counsel	-	$-	29,236	$225,584

Notes:

(1)	There were no stock option exercises by our Named Executive Officers during the 2022 fiscal year.

(2)	Market value is based on the closing price of our common stock on the applicable vesting date.

Equity Compensation Plan Information

The Company maintains two plans authorizing the future grant of securities of the Company as compensation. Both the 2021 Plan and the 2021 Employee Stock Purchase Plan (the “ESPP”) were approved by shareholders. As of December 31, 2022 there are no shares available for grant under any other plans, including the 2020 Equity Incentive Plan (the “2020 Plan”), the 2017 Amendment and Restatement of the 2010 Stock Plan, as amended (the “2017 Plan”), or the 2010 Stock Option Plan, as amended (the “2010 Plan”), respectively, each of which were approved by our Board of Directors and stockholders and each continues to govern outstanding awards thereunder. The following table provided information as of December 31, 2022 with respect to the Company’s existing and predecessor plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	15,008,748	(2)	$8.37	(3)	22,469,621	(4)(5)
Equity compensation plans not approved by stockholders.	-		-		-

Total	15,008,748		$8.37		22,469,621

Notes:

(1)	Includes the following plans: our 2021 Plan, ESPP, 2020 Plan, 2017 Plan, and 2010 Plan.

(2)	Includes 7,877,598 shares of our common stock that may be issued under RSUs outstanding as of December 31, 2022.

(3)

Amount is based on the weighted-average exercise price of vested and unvested stock options outstanding under the 2021 Plan and the predecessor plans. Restricted stock units, which have no exercise price, are excluded from this calculation.

(4)	Excludes 1,325,838 shares of our common stock reserved for issuance pursuant to the 1% pledge program.

(5)

As of December 31, 2022, a total of 18,021,130 shares of our common stock remain available for future issuance pursuant to the 2021 Plan, and 4,448,491 shares of our common stock remain available for future issuance under the ESPP. As of December 31, 2022, the liability associated with shares of our common stock under the ESPP was 68,030 shares. This column does not include any shares that may become available for future issuance under the 2021 Plan pursuant to the evergreen provisions of such plan, including the 9,971,700 shares that were added to the 2021 Plan as a result of the automatic annual increase on January 1, 2023. Likewise, this column does not include 1,994,340 shares that were added to the ESPP as a result of the automatic annual increase on January 1, 2023. The 2021 Plan provides that the number of shares of our common stock reserved and available for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (A) 5% of the number of shares of our common stock outstanding on December 31 of the immediately preceding year or (B) 18,023,020 shares of our common stock; provided, however, that our board of directors may act prior to January 1 of a given calendar year to provide that there will be no increase for such calendar year or the increase for such year will be a lesser number of shares. The number of shares of the Company’s common stock reserved for issuance under the ESPP automatically increases on January 1 of each year for a period of up to ten years, beginning on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the immediately preceding year or (ii) 2,703,452 shares, provided that before the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). All of the foregoing share numbers are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

Nonqualified Deferred Compensation

The Deferred Compensation Plan allows tax deferred contributions in excess of allowable limits on 401(k) plans as permitted and in compliance with Section 409A. Eligible employees may defer a percentage of their eligible earnings, which includes base salary, sales incentives, and annual incentives. Eligible employees include employees who make $150,000 or more per year. Deferrals can be made for 1% to 75% of base salary and sales incentive while up to 100% of Company annual incentives may be deferred. All elections are irrevocable for the applicable plan year and cannot be changed or terminated. At the time of enrollment, the participant elects an irrevocable distribution option of either post-termination or an in-service distribution at least 3 years from the deferral year. Distributions, at the election of the participant, will be made in either a lump sum or in substantially equal payments for a period of up to 10 years.

At the participant’s discretion, deferrals are tracked against a basket of investments by the plan administer, NFP. The investment options are generally similar to options available in our 401(k) plan with no options for participants to invest directly in the Company (although it is possible for indirect investment through tracked mutual funds).

The table below reflects the contributions, earnings, distributions, and account balances for each of our NEOs as of December 31, 2022.

Name	Position	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)

Michael Praeger	President, Chief Executive Officer, and Chairman of the Board	$96,644	-	($52,449)	($78,434)	$290,324

Joel Wilhite	Chief Financial Officer	-	-	-	-	-

Daniel Drees	Chief Growth Officer	$396,033	-	($21,715)	-	$419,925

Angelic Gibson	Chief Information Officer	-	-	-	-	-

Ryan Stahl	SVP & General Counsel	-	-	-	-	-

Notes:

(1)

Amounts reported in this column reflect the deferrals by the NEOs during fiscal year 2022, which amounts are also reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table above.

(2)	The Company does not make contributions to the Deferred Compensation Plan.

(3)

The amounts in this column represent the actual market earnings of a group of investments selected by the applicable Executive for the purposes of tracking the notional investment return on their account balance for the reported fiscal year.

(4)	The amounts in this column represent distributions made under the plan. The distribution elections were made at the time the Executive made their deferral election in accordance with the plan

(5)

This column reflects $216,088 of contributions made by Mr. Praeger and $440,036 of contributions made by Mr. Drees that were reported as compensation in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Tables for previous years.

Employment Agreements

The employment agreements and offer letters with our named executive officers generally provide for at-will employment and set forth the executive officer’s initial base salary, applicable signing bonuses, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, and severance benefits on a qualifying termination of employment or resignation. The key terms of these agreements are described below.

Employment Agreement with Michael Praeger

On August 26, 2021, we entered into an Employment Agreement with Mr. Praeger (the “Praeger Employment Agreement”), our Chief Executive Officer and President. The Praeger Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus. Pursuant to the Praeger Employment Agreement, Mr. Praeger is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Mr. Praeger’s employment with us is terminated without cause, due to his death or disability, or he resigns for “good reason” (as described below), other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Praeger’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for eighteen months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Praeger Employment Agreement, “good reason” means a resignation by Mr. Praeger due to any of the following that occur without his express written consent: (i) a material diminution in his title, authority, duties or responsibilities, (ii) a material reduction in his annual base salary as in effect on the date of the Praeger Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (iii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iv) the failure by a successor to us to assume the Praeger Employment Agreement.

Employment Agreement with Joel Wilhite

On August 26, 2021, we entered into an Employment Agreement with Mr. Wilhite (the “Wilhite Employment Agreement”), our Chief Financial Officer and Senior Vice President. The Wilhite Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus. Pursuant to the Wilhite Employment Agreement, Mr. Wilhite is also entitled to receive reimbursement from us for (i) financial and tax planning services, and (ii) monthly out of pocket living and travel expenses in the net amount of $2,395 (subject to gross up adjustment for taxes) for his apartment, utilities and travel expenses (until further notice by us).

If Mr. Wilhite’s employment with us is terminated without cause, or due to his death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Wilhite’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Wilhite Employment Agreement, “good reason” means a resignation by Mr. Wilhite due to any of the following that occur without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Wilhite Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Wilhite Employment Agreement.

Employment Agreement with Dan Drees

On August 26, 2021, we entered into an Employment Agreement with Mr. Drees (the “Drees Employment Agreement”), our President. The Drees Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus and an annual variable sales bonus which is targeted towards achieving the Company’s sales targets for the applicable calendar year. Pursuant to the Drees Employment Agreement, Mr. Drees is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Mr. Drees’ employment with us is terminated without cause, or due to his death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Drees’ employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to him prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Drees Employment Agreement, “good reason” means a resignation by Mr. Drees due to any of the following that occur without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Drees Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) a material modification to his current remote work arrangement, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Drees Employment Agreement.

Employment Agreement with Angelic Gibson

On August 26, 2021, we entered into an Employment Agreement with Ms. Gibson (the “Gibson Employment Agreement”), our Chief Information Officer and Senior Vice President. The Gibson Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and her target annual bonus. Pursuant to the Gibson Employment Agreement, Ms. Gibson is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Ms. Gibson’s employment with us is terminated without cause, or due to her death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), she will receive the following severance benefits, subject to her execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, (c) full acceleration of vesting for all outstanding stock options awarded to her prior to August 26, 2021 that vest subject solely to continued service, and (d) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Ms. Gibson’s employment with us is terminated without cause, due to her death or disability, or because she resigns for good reason during the period beginning three months before or eighteen months after a change in control, she will receive the following severance benefits, subject to her execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, (d) full acceleration of vesting for all outstanding stock options awarded to her prior to August 26, 2021 that vest subject solely to continued service, and (e) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Gibson Employment Agreement, “good reason” means a resignation by Ms. Gibson due to any of the following that occur without her express written consent: (i) a material reduction in her annual base salary as in effect on the date of the Gibson Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring her to be based anywhere located more than 50 miles from her current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that she return to the office following a period pursuant to which she was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to her being permitted to work from home, or (y) is within 50 miles of her primary residence; or (iii) the failure by a successor to us to assume the Gibson Employment Agreement.

Employment Agreement with Ryan Stahl

On August 26, 2021, we entered into an Employment Agreement with Mr. Stahl (the “Stahl Employment Agreement”), our General Counsel and Senior Vice President. The Stahl Employment Agreement, which does not have a fixed term, provides for his base salary, which is subject to review and adjustment by the Human Capital and Compensation Committee of our board of directors, and his target annual bonus and an annual variable sales bonus. Pursuant to the Stahl Employment Agreement, Mr. Stahl is also entitled to receive reimbursement from us for up to $5,000 per year for financial and tax planning services.

If Mr. Stahl’s employment with us is terminated without cause, or due to his death or disability, other than during the period beginning three months before or eighteen months after a change in control (which is a transaction that constitutes a “transfer of control” for purposes of our 2020 Plan), he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for six months, (b) reimbursement for COBRA premiums during the severance period, and (c) 12 months of acceleration for all other outstanding stock options and other equity awards that vest subject solely to continued service.

If Mr. Stahl’s employment with us is terminated without cause, due to his death or disability, or because he resigns for good reason during the period beginning three months before or eighteen months after a change in control, he will receive the following severance benefits, subject to his execution of an effective release of claims against us and our affiliates: (a) continued payment of base salary for twelve months, (b) a pro rata targeted annual bonus assuming achievement of 100% of target, payable when annual bonuses are paid to other officers for the year in which the termination occurred, (c) reimbursement for COBRA premiums during the transaction severance period, and (d) full acceleration of all other outstanding stock options and other equity awards that vest subject solely to continued service.

For purposes of the Stahl Employment Agreement, “good reason” means a resignation by Mr. Stahl due to any of the following that occur without his express written consent: (i) a material reduction in his annual base salary as in effect on the date of the Stahl Employment Agreement (or as it may be increased from time to time) except to the extent that such reduction is proportionally consistent to a base salary reduction for substantially all other officers; (ii) requiring him to be based anywhere located more than 50 miles from his current primary office location, except for required travel for our business and except to the extent the parties have specifically contemplated an alternative arrangement in writing (e.g., travel to our headquarters for specified periods of time) or a relocation (whether now or in the immediate future); provided, however, that a requirement that he return to the office following a period pursuant to which he was permitted to “work from home” shall not be treated as a change in his current primary office location so long as his primary office location in connection with a requirement to “return to the office” is either (x) within 50 miles of the location prior to him being permitted to work from home, or (y) is within 50 miles of his primary residence; or (iii) the failure by a successor to us to assume the Stahl Employment Agreement.

Estimated Payments Upon Termination and/or Change of Control

The following table summarizes the potential payments to our NEOs in the scenarios listed in the table below. The table assumes that the termination of employment or change in control, as applicable, occurred on December 31, 2022. The value of the accelerated vesting of option awards was computed using $9.94, which was the price of our common stock at December 30, 2022, the last trading day of 2022 (less, in the case of option awards, the exercise price per share of such option awards).

Name	Salary(1)	Bonus(2)	Value of Accelerated Equity(3)	All Other Compensation(4)	TOTAL
Michael Praeger
Disability	$500,000	-	$3,686,277	$28,339	$4,214,616
Death	$500,000	-	$3,686,277	$28,339	$4,214,616
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$500,000	-	$3,686,277	$28,339	$4,214,616

Termination Following Change in Control	$750,000	$500,000	$8,162,627	$42,509	$9,455,136
Joel Wilhite
Disability	$205,000	-	$1,798,437	$9,614	$2,013,051
Death	$205,000	-	$1,798,437	$9,614	$2,013,051
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$205,000	-	$1,798,437	$9,614	$2,013,051

Termination Following Change in Control	$410,000	$287,000	$3,975,800	$19,229	$4,692,029
Daniel Drees
Disability	$197,500	-	$1,666,633	$12,611	$1,876,744
Death	$197,500	-	$1,666,633	$12,611	$1,876,744
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$197,500	-	$1,666,633	$12,611	$1,876,744

Termination Following Change in Control	$395,000	$395,000	$3,709,606	$25,223	$4,524,829
Angelic Gibson
Disability	$187,500	-	$1,156,967	$12,351	$1,356,818
Death	$187,500	-	$1,156,967	$12,351	$1,356,818
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$187,500	-	$1,156,967	$12,351	$1,356,818

Termination Following Change in Control	$375,000	$225,000	$2,585,282	$24,701	$3,209,983
Ryan Stahl
Disability	$185,000	-	$975,543	$12,999	$1,173,542
Death	$185,000	-	$975,543	$12,999	$1,173,542
Involuntary Without Cause/ Voluntary Resignation for Good Reason	$185,000	-	$975,543	$12,999	$1,173,542

Termination Following Change in Control	$370,000	$185,000	$2,158,989	$25,998	$2,739,987

Notes:

(1)

Salary represents an amount equal to 12 months for Mr. Praeger and 6 months for all other NEOs for all scenarios except for Termination Following Change in Control, in which case the values represents 18 months for Mr. Praeger and 12 months for all other NEOs. These amounts are paid over the applicable severance period in accordance with our standard payroll practices.

(2)

Bonus values represent 100% target bonus payout following a Termination Following Change in Control, payable when annual bonuses are paid to other officers for the year in which the termination occurred.

(3)

For all NEOs other than Mr. Stahl, equity values represent an amount equal to 12 months of equity acceleration plus acceleration of all stock options made prior to August 26, 2021 for all scenarios except for Termination Following Change in Control, in which case all equity awards vest in full. For Mr. Stahl, equity values represent an amount equal to 12 months of equity acceleration for all scenarios except for Termination Following Change in Control, in which case all equity awards vest in full.

(4)

All Other Compensation represents a COBRA amount equal to 12 months for Mr. Praeger and 6 months for all other NE”) for all scenarios except for Termination Following Change in Control, in which case the values represents 18 months for Mr. Praeger and 12 months for all other NEOs.

PAY VS PERFORMANCE DISCLOSURE
As
required under Item 402(v) of
Regulation S-K
we are including the following information regarding the compensation actually paid to our NEOs as compared to our financial performance and total stockholder return (“TSR”). The table below represents this information for fiscal 2022 (our first full year as a public reporting company) and fiscal 2021.

					Value of Initial Fixed $100 Investment Based On:

Fiscal Year (a)	Summary Compensation Table Total for PEO (b) (1)	Compensation Actually Paid to PEO (c) (1)	Average Summary Compensation Table Total for non-PEO NEOs (d) (1)	Average Compensation Actually Paid to non-PEO NEOs (e) (1)	Total Stockholder Return (f) (2)	Peer Group Total Stockholder Return (g) (2)	Net Income (or Loss) ($thousands) (h)	Company- Selected Measure- Revenue ($thousands) (i)

2022	$7,163,556	$5,091,582	$3,203,526	$2,801,525	$39.86	$83.38	($101,284)	$316,350

2021	$7,916,087	$11,416,621	$3,205,225	$4,738,321	$60.38	$105.39	($199,649)	$248,409
Notes:

(1)
Amounts represent compensation actually paid to our principal executive officer (our “PEO”) and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under Item 402(v) of
Regulation S-K
(and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2022	Michael Praeger	Joel Wilhite, Daniel Drees, Angelic Gibson, Ryan Stahl

2021	Michael Praeger	Joel Wilhite, Daniel Drees
The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to
Non-PEO
NEOs” columns above do not reflect the actual compensation paid to or earned or received by our PEO or our non-PEO
NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time
fair values of outstanding equity awards and these values will fluctuate based on our stock price and various accounting valuation assumptions. See the Summary Compensation Table for certain other compensation of our PEO and our non-PEO
NEOs for each applicable fiscal year and the Options Exercised and Stock Vested table for the value realized by each of them upon the vesting of equity awards during 2022.

Compensation actually paid to our PEO and non-PEO NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2021		2022

Adjustments	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	($6,961,451)	($2,486,791)	($5,999,481)	($2,449,786)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$9,275,731	$3,313,094	$8,081,196	$3,299,819

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$-	$-	$-	$-

Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$448,518	$244,494	($2,364,873)	($681,180)

Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$737,737	$462,301	($1,788,815)	($570,853)

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$-	$-	$-	$-

Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$-	$-	$-	$-

TOTAL ADJUSTMENTS	$3,500,535	$1,533,098	($2,071,973)	($402,000)
The fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns above was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end
date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); and (ii) for stock options, a Black Scholes value as of the applicable year-end
or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of “in the money” options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied by the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free interest rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. The assumptions used in calculating the grant date fair value of the equity awards reported in this column are set forth in Note 14 to our consolidated financial statements included in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2022, filed with the SEC on March 1, 2023.

(2)
For the applicable fiscal year, represents our cumulative TSR or the cumulative TSR of the S&P MidCap 400 Information Technology Index (the “Peer Group TSR”), in each case assuming an initial fixed investment of $100 at the close of market on October 13, 2021 (the date our common stock commenced trading on the Nasdaq Global Market), and that all dividends were reinvested. We have not declared or paid a dividend on our common stock since we become a public reporting company.

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our non-PEO
NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss), and (iv) our Revenue, in each case, for the fiscal years ended December 31, 2022 and 2021.
TSR amounts reported in the graphs assume an initial fixed investment of $100 at the close of market on October 13, 2021 (the date our common stock commenced trading on the Nasdaq Global Market), and that all dividends were reinvested. We have not declared or paid a dividend on our common stock since we became a public reporting company.

Relationship of Compensation Actually Paid to Financial Metric Performance
The graphs above illustrate that year-over-year Compensation Actually Paid (“CAP”) decreased for both our PEO and our other non-PEO
NEOs on average. During this same period, TSR decreased as well, indicating that CAP responded consistently with this financial performance measure. In terms of both Net Income and Revenue, both financial performance measures showed an increase from 2021 to 2022. This indicates that despite increases in those two financial performance measures, the impact of stock price volatility resulted in an inverse relationship between CAP and growth in both Net Income and Revenue.
Tabular List of Most Important Financial Performance Measures in Determining Compensation

Performance Measure	Role in Determining Compensation

Total Stockholder Return	Builds alignment between long-term stockholder value and the value of compensation realized by NEOs

Revenue	Ensures that company is growing in order to deliver both short-term and long-term stockholder returns and rewards our NEOs appropriately for success through short-term incentive plan

Non-GAAP Operating Margin	Focuses our NEOs on operating an efficient organization while ensuring that controllable expense decisions do not impact individual NEO compensation paid in short-term incentive plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 24, 2023 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers named in “Executive Compensation”; and

•	all of our directors and executive officers as a group.

Each stockholder’s percentage ownership is based on 201,039,253 shares of our common stock outstanding as of April 24, 2023. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of April 24, 2023, and RSUs that will vest and settle within 60 days of April 24, 2023, are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206. Except as stated in the footnotes below, none of the stockholders or their affiliates, officers, directors and principal equity holders have held any position or office or have had any material relationship with us or our affiliates within the past three years.

	Shares Beneficially Owned

	Number of Shares	% of Class
5% Stockholders:
Entities affiliated with Bain Capital Ventures(1)	17,979,292	8.9
Michael Praeger and affiliated entities(2)	15,245,306	7.6%
The Vanguard Group(3)	13,250,855	6.6
BlackRock, Inc.(4)	12,614,840	6.3
Mastercard Investment Holdings, Inc.(5)	12,395,096	6.2
Directors and Named Executive Officers:
Michael Praeger(2)	15,245,306	7.6%
James (Jim) Hausman(6)	2,839,010	1.4
Joel Wilhite(7)	786,931	*
Daniel Drees(8)	565,787	*
Ryan Stahl(9)	340,176	*
Angelic Gibson(10)	318,902	*
Wendy Murdock(11)	57,022	*
James Michael McGuire(12)	40,318	*
Lance Drummond(13)	37,818	*
Teresa Mackintosh(14)	35,318	*
Asif Ramji(15)	9,075	*
Sonali Sambhus(16)	9,075	*
Matthew Harris	-	-
All directors and executive officers as a group (fourteen persons)(17)	20,688,914	10.3%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares.

(1)

Based on information contained in Schedule 13G filed with the SEC on February 14, 2023, by entities affiliated with Bain Capital Ventures and giving effect to subsequent distributions made by such one or more of such entities reflected on Form-4 filed with the SEC on March 10, 2023. Consists of shares of common stock held by Bain Capital Venture Fund 2014, L.P. (“Venture Fund 2014”), (b) shares of common stock held by Bain Capital Venture Coinvestment Fund, L.P. (“Venture Coinvestment Fund”), (c) shares of common stock held by BCIP Venture Associates (“BCIP VA”), and (d) shares of common stock held by BCIP Venture Associates – B (“BCIP VA-B”, and, together with Venture Fund 2014, Venture Coinvestment Fund and BCIP VA, the “Bain Capital Venture Entities”). Bain Capital Venture Investors, LLC (“BCVI”), is the general partner of (i) Bain Capital Venture Partners 2014, L.P. (“BCV Partners 2014”), which is the general partner of Venture Fund 2014 and (ii) Bain Capital Venture Coinvestment Partners, L.P. (“BCV Coinvest Partners”), which is the general partner of Venture Coinvestment Fund. Boylston Coinvestors, LLC (“Boylston”), which is the managing partner of each of BCIP VA and BCIP VA-B. The governance, investment strategy and decision-making process with respect to the investments held by the Bain Capital Venture Entities is directed by the Executive Committee of BCVI, which consists of Enrique Salem and Ajay Agarwal. As a result, each of BCVI and Messrs. Salem and Agarwal may be deemed to share voting and dispositive power with respect to the securities held by the Reporting Persons. The business address of the Bain Capital Venture Entities is 200 Clarendon Street, Boston, Massachusetts 02116.

(2)

Consists of (a)(i) 9,438,385 shares of common stock owned directly, (ii) 793,274 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023, and (iii) 55,089 shares of common stock issuable upon the settlement of RSUs vesting within 60 days after April 24, 2023, held in each case by Mr. Praeger, individually; (b) 660,627 shares of common stock owned directly by Mr. Praeger and his wife as joint tenants with right of survivorship; (c) 1,888,652 shares of common stock owned directly by Green and Gold 2014 GRAT, for which Mr. Praeger is the trustee; (d) 1,328,276 shares of common stock owned directly by Green and Gold 2015 GRAT, for which Mr. Praeger is the trustee; (e) 501,680 shares of common stock owned directly by MP Charitable Trust, for which Mr. Praeger is the trustee; (f) 280,767 shares of common stock owned directly by MP 2021 GRAT for which Mr. Praeger is the trustee; and (g) 298,556 shares of common stock owned directly by Cindy Praeger, Mr. Praeger’s wife. The address for each of the individuals and entities identified above is 1210 AvidXchange Lane, Charlotte, North Carolina 28206.

(3)

Based on information contained in Schedule 13G filed with the SEC on February 9, 2023, by The Vanguard Group (Vanguard”), an investment adviser. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on information contained in Schedule 13G filed with the SEC on February 3, 2023, by BlackRock, Inc. (“BlackRock”). BlackRock is the parent holding company or control person affiliated with those holders identified as BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The business address of BlackRock is 55 East 52nd Street, New York, New York 10055

(5)

Based on information contained in Schedule 13G filed with the SEC on February 8, 2022, by Mastercard Investment Holdings, Inc. Mastercard Investment Holdings, Inc. is an indirect wholly-owned subsidiary of Mastercard Incorporated and may be deemed to have shared voting and dispositive power over the shares held by Mastercard Investment Holdings. The address for Mastercard Investment Holdings is 2000 Purchase Street, Purchase, New York 10577.

(6)

Consists of (a)(i) 2,096,194 shares of common stock owned directly, and (ii) 22,816 shares of common stock issuable upon the settlement of RSUs vesting within 60 days after April 24, 2023, held in each case by James Hausman; and (b) 720,000 shares of common stock held by the James Hausman Family Irrevocable Trust (the “Hausman Family Trust”). Mr. Hausman and his wife serve as co-trustees of the Hausman Family Trust and as such may be deemed to have voting and dispositive power over the shares held by the Hausman Family Trust.

(7)

Consists of (a) 113,439 shares of common stock owned directly, (b) 646,963 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023 and (c) 26,529 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(8)

Consists of (a) 176,087 shares of common stock owned directly, (b) 366,487 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023 and (c) 23,313 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(9)

Consists of (a) 144,175 shares of common stock owned directly, (b) 182,767 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023 and (c) 13,234 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(10)

Consists of (a) 65,752 shares of common stock owned directly, (b) 236,275 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023 and (c) 16,875 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(11)

Consists of (a) 4,666 shares of common stock owned directly, (b) 29,540 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023 and (b) 22,816 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(12)

Consists of (a) 9,666 shares of common stock owned directly, (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023 and (c) 22,816 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(13)

Consists of (a) 7,166 shares of common stock owned directly, (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023 and (c) 22,816 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(14)

Consists of (a) 4,666 shares of common stock owned directly, (b) 7,836 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023 and (c) 22,816 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(15)	Consists of 9,075 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(16)	Consists of 9,075 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023.

(17)

Includes: (a) 69,015 shares of common stock held by Todd Cunningham, (b) 324,683 shares of common stock underlying stock options exercisable within 60 days after April 24, 2023 held by Todd Cunningham and (c) 10,478 shares of common stock issuable upon the settlement of RSUs vesting within 60 days of April 24, 2023 held by Todd Cunningham.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock to file reports of ownership with the SEC. Copies of all filed reports are required to be furnished to us.

We have reviewed all Forms 3, 4, and 5 and any amendments thereto furnished to us during and with respect to 2022, as well as written representations by our directors and executive officers. Based on this review, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2022, with the exception of one untimely Form 3. While this particular Form 3 was filed on behalf of Ms. Sonali Sambhus on the same day that Ms. Sambhus received her CIK (Central Index Key) via the EDGAR system, this form was filed one day after the prescribed due date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2022, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in “Executive Compensation.”

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions.

Amended and Restated Investors’ Rights Agreement

In July 2021, we entered into our Eighth Amended and Restated Investor Rights Agreement (“IRA”), with certain of our stockholders, which included Michael and Cindy Praeger (holding jointly) and entities affiliated with Mr. Praeger, Bain Capital Ventures, and BlackRock, Inc., each of which is a holder of more than 5% of our voting capital stock. Other stockholders party to the IRA include Todd Cunningham, Daniel Drees, Angelic Gibson, Ryan Stahl, Joel Wilhite and James Hausman and an entity affiliated with Mr. Hausman. In addition, Mr. Harris and Ms. Murdock, were each originally appointed to our board of directors pursuant to the terms of the IRA. Ms. Murdock was appointed by Mastercard Inc., while Mr. Harris was appointed by Bain Capital Ventures. The IRA provides the holders with certain registration rights, including the right to demand that we file a registration statement (including registration statements on Form S-3 and accompanying shelf takedowns) or request that their shares be covered by a registration statement that we are otherwise filing.

Software and Consulting Services

We incurred approximately $705,892 in software and consulting expenses to Rhythm Systems, for which Mr. Praeger’s wife was a co-founder and managing partner, for the year ended December 31, 2022.

Staffing and Non-Advisory Financial Services

We incurred approximately $169,057 in fees related to the provision of staffing and non-advisory financial services by Sherpa LLC for the year ended December 31, 2022. Mr. McGuire’s wife is a non-controlling member of Sherpa LLC.

Related Party Referral/Reseller/Provider Agreements

In May 2017, AvidXchange, Inc. entered into an agreement (the “Strategic Alliance Agreement”), with Mastercard whereby Mastercard agreed to offer our payment processing services to card issuers in the United States and to pay AvidXchange, Inc. fixed fees related to the resale of its services by the card issuers to their commercial customers. An affiliate of Mastercard is a holder of more than 5% of our capital stock. The Strategic Alliance Agreement is amended by the parties from time to time to reflect agreed upon commercial terms.

In relation to the Strategic Alliance Agreement, Mastercard paid us approximately $16,288,776 for the year ended December 31, 2022.

In May 2016, AvidXchange, Inc. entered into a reseller agreement (the “Reseller Agreement”), with BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (d/b/a Billtrust)). Billtrust is a portfolio company of Bain Capital Ventures, one of our 5% or greater stockholders, and Mr. Matt Harris, a current member of our board of directors, is affiliated with Bain Capital Ventures. Under the terms of the Reseller Agreement, Billtrust may resell AvidXchange Inc.’s automated payment services to its customers, paying AvidXchange, Inc. a share of the fees generated from such sales and retaining the rest. In December 2020, the parties agreed to terminate the Reseller Agreement and entered into a referral agreement whereby Billtrust may refer customers to us for services. Billtrust continues to support customers who utilize the Company’s services under these arrangements and has paid the Company $10,092 in connection with these arrangements for the year ended December 31, 2022.

In August 2019, AvidXchange, Inc. entered into a Business Payment Network Payables Provider Agreement under which Billtrust provides the Company access to certain network processing services. In connection therewith, we paid Billtrust $285,665 for the year ended December 31, 2022.

Indemnification of Directors and Officers

Our restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and that our board of directors has discretion to indemnify our other employees and agents. Our Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We have also entered, and expect to continue to enter, into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that these indemnification agreements as well as the provisions found in our restated certificate of incorporation and Bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our insider trading policy.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a related person transaction policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock or other voting capital stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our board of directors. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or other voting capital stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other independent body of our board for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee or other independent body of our board will consider all relevant facts and circumstances of the transaction, including the risks, costs and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, notify our Corporate Secretary at (800) 560-9305 or send a written request to: Corporate Secretary at AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

2022 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2022, are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.avidxchange.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, AvidXchange Holdings, Inc., 1210 AvidXchange Lane, Charlotte, NC 28206.

* * *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Charlotte, North Carolina

April 28, 2023

AVIDXCHANGE HOLDINGS, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTE w VOTE AT THE MEETING While we urge you to vote in advance, you are welcome to attend the company’s Annual Meeting of Shareholders in person at the company’s principal executive offices located at 1210 AvidXchange Lane, Charlotte, NC 28206. The Annual Meeting will begin promptly at 3:00 P.M. Eastern Time on June 22, 2023. The registration desk for the Annual Meeting will open at 2:30 P.M. Eastern Time. Please arrive in advance of the start of the meeting to allow time for identity verification. Details on the verification process and what you need to bring with you as evidence of your share ownership are detailed in the company’s Proxy Statement. For driving directions to the Annual Meeting, please see the map for our “Charlotte, NC—Corporate HQ” on our website at www.avidxchange.com under “About—About AvidXchange.” VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 21, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 21, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V13082-P86192 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AVIDXCHANGE HOLDINGS, INC. For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR ALL of number(s) of the nominee(s) on the line below. the nominees for director in Proposal 1: 1. Election of Class II Directors ! ! ! Nominees: 01) J. Michael McGuire 02) Asif Ramji 03) Sonali Sambhus The Board of Directors recommends you vote FOR Proposals 2 and 3: For Against Abstain 2. Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ! ! ! ending December 31, 2023. 3. A proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers. ! ! ! The Board of Directors recommends you vote 1 Year on Proposal 4: 1 Year 2 Years 3 Years Abstain 4. A proposal to approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes on the compensation of the ! ! ! ! Company’s named executve officers. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V13083-P86192 AVIDXCHANGE HOLDINGS, INC. Annual Meeting of Shareholders June 22, 2023 3:00 PM Eastern Time This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) Joel Wilhite and Ryan Stahl, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of AVIDXCHANGE HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 3:00 PM Eastern Time on June 22, 2023, in the Stairatorium at AvidXchange, at 1210 AvidXchange Lane, Charlotte, NC 28206, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side